As filed with the Securities and Exchange Commission on July 17, 1996
                                                  Registration No. 333-_______
- ------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   Form S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                --------------

                            CalEnergy Company, Inc.
            (Exact name of registrant as specified in its charter)

              Delaware                                   94-2213782
    (State or other jurisdiction                      (I.R.S. Employer
 of incorporation or organization)                   Identification No.)

                                --------------

                            CalEnergy Capital Trust
            (Exact name of registrant as specified in its charter)

              Delaware                                   47-6208410
    (State or other jurisdiction                      (I.R.S. Employer
 of incorporation or organization)                   Identification No.)

                                --------------

                       302 South 36th Street, Suite 400
                                Omaha, NE 68131
                                (402) 341-4500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                           Steven A. McArthur, Esq.
             Senior Vice President, General Counsel and Secretary
                            CalEnergy Company, Inc.
                       302 South 36th Street, Suite 400
                                Omaha, NE 68131
                                (402) 341-4500
   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copy to:

                             Peter J. Hanlon, Esq.
                           Willkie Farr & Gallagher
                              One Citicorp Center
                             153 East 53rd Street
                            New York, NY 10022-4669
                                (212) 821-8000

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]____________________________

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________________________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


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


                                             CALCULATION OF REGISTRATION FEE

===================================================================================================================

                                                       Proposed Maximum        Proposed Maximum         Amount of
 Title of Each Class of Securities    Amount to be    Offering Price Per      Aggregate Offering      Registration
         to be Registered            Registered(1)          Unit(4)                Price(4)              Fee(1)

TIDES.............................     2,078,600            $52.5625          $109,256,412.5 (1)(2)       $37,675
                                                              (1)(2)

Convertible Junior Subordinated
Debentures of CalEnergy Company,
Inc...............................        (3)                  --                      --                   --

Common Stock of CalEnergy Company,
Inc.(5)...........................    3,477,083.(4)            --                      --                   --


Preferred Securities Guarantee(6).         --                  --                      --                   --

   Total..........................     2,078,600              100%               $109,256,412.5           $37,675


===================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act.

(2)  Exclusive of accrued interest and distributions, if any.

(3) $103,930,000 in aggregate principal amount of 6 1/4% Convertible Junior Subordinated Debentures (the "Convertible Junior Subordinated Debentures") of CalEnergy Company, Inc. (the "Company") were issued and sold to CalEnergy Capital Trust (the "Trust") in connection with the issuance by the Trust of 2,078,600 of its 6 1/4% Convertible Preferred Securities Term Income Deferrable Equity Securities ("TIDES"). The Convertible Junior Subordinated Debentures may be distributed, under certain circumstances, to the holders of TIDES for no additional consideration.

(4) Such number of shares of Common Stock ("Common Stock") of the Company are issuable upon conversion of the TIDES or the Convertible Junior Subordinated Debentures registered hereunder. This Registration Statement also covers such shares as may be issuable pursuant to anti-dilution adjustments.

(5) Includes Common Stock purchase rights. Prior to the occurrence of certain events, the purchase rights will not be exercisable or evidenced separately from the Common Stock. No separate consideration will be received for the Common Stock purchase rights.

(6) Includes the rights of holders of the TIDES under the Preferred Securities Guarantee. No separate consideration will be received for the Preferred Securities Guarantee.

                             -------------------

         The  Registrant  hereby  amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
- ------------------------------------------------------------------------------

                  Subject to Completion, dated July 17, 1996

PROSPECTUS
                               2,078,600 TIDES[SM]

                            CalEnergy Capital Trust
                    6 1/4% Convertible Preferred Securities
             Term Income Deferrable Equities Securities (TIDES)SM
              (liquidation preference $50 per each of the TIDES)
      guaranteed to the extent set forth herein by, and convertible into
                               Common Stock of,

                            CalEnergy Company, Inc.
    Distributions payable March 15, June 15, September 15, and December 15.

                           ------------------------

         This Prospectus relates to the 6 1/4% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES)SM or TIDES[SM], which represent undivided beneficial ownership interests in the assets of CalEnergy Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Issuer" or the "Trust"), and the shares of the common stock, par value $.0675 per share ("Common Stock") of CalEnergy Company, Inc., a Delaware corporation ("CalEnergy" or the "Company"), issuable upon conversion of the TIDES. The TIDES were issued and sold (the "Original Offering") on April 10, 1996 (the "Original Offering Date") to the Initial Purchasers (as defined herein) and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed by the Initial Purchasers to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act). The Company directly or indirectly owns all the common securities issued by the Issuer (the "Common Securities" and together with the TIDES, the "Trust Securities"). The Issuer exists for the sole purpose of issuing the Trust Securities and using the proceeds thereof to purchase from the Company its 6 1/4% Convertible Junior Subordinated Debentures due 2016 (the "Convertible Junior Subordinated Debentures") having the terms described herein. The holders of TIDES will have a preference with respect to cash distributions and amounts payable upon liquidation, redemption or otherwise over the holders of the Common Securities of the Issuer.

         The TIDES and the Common Stock issuable upon conversion of the TIDES (the "Offered Securities") may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Offered Securities may be sold by the Selling Holders from time to time directly to purchasers or, under certain circumstances, through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Holders." If required, the names of any Selling Holders, agents or underwriters involved in the sale of the Offered Securities and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"). The Selling Holders will receive all of the net proceeds from the sale of the Offered Securities and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Company is responsible for payment of all other expenses incident to the offer and sale of the Offered Securities. The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Offered Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
See "Plan of Distribution" for a description of indemnification arrangements.

         Prospective investors should carefully consider matters discussed under the caption "Risk Factors" commencing on page 7.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _______, 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(continued from front cover)

         Holders of the TIDES are entitled to receive cumulative cash distributions at an annual rate of 6 1/4% of the liquidation preference of $50 per each of the TIDES, accruing from the date of original issuance and payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing June 15, 1996. See "Description of the TIDES--Distributions." The payment of distributions and payments on liquidation of the Issuer or the redemption of TIDES, as described below (but only to the extent of funds of the Issuer available therefor), are guaranteed by the Company to the extent described herein (the "Guarantee"). The Company's obligations under the Guarantee are subordinate and junior to all other liabilities of the Company, except any liabilities that may be made pari passu expressly by their terms and certain other guarantees, but are pari passu with the most senior preferred stock issued, from time to time, if any, by the Company. See "Description of the Guarantee." If the Company fails to make interest payments on the Convertible Junior Subordinated Debentures, the Issuer will have insufficient funds to pay distributions on the TIDES. The Guarantee does not cover payment of distributions when the Issuer does not have sufficient funds to pay such distributions. The Guarantee, when taken together with the Company's obligations under the Convertible Junior Subordinated Debentures and the Indenture (as defined herein) and its obligations under the Declaration (as defined herein), including its liabilities to pay costs, expenses, debts and obligations of the Issuer (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the TIDES. The obligations of the Company under the Convertible Junior Subordinated Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of the Company. At March 31, 1996, Senior Indebtedness consisting of borrowed money of the Company aggregated approximately $854.4 million. See "Capitalization."

         The Company has the right under the Indenture for the Convertible Junior Subordinated Debentures to defer the interest payments due from time to time on the Convertible Junior Subordinated Debentures for successive periods not exceeding 20 consecutive quarters for each such period, and, as a consequence, quarterly distributions on the TIDES would be deferred by the Issuer (but would continue to accumulate quarterly and accrue interest) until the end of any such interest deferral period. See "Risk Factors--Option to Extend Interest Payment Period; Tax Consequences," "Description of the TIDES--Distributions" and "Description of the Convertible Junior Subordinated Debentures--Option to Extend Interest Payment Period."

         Each of the TIDES is convertible in the manner described herein at the option of the holder into shares of Common Stock at the rate of 1.6728 shares of the Common Stock for each of the TIDES (equivalent to a conversion price of $29.89 per share of Common Stock), subject to adjustment in certain circumstances. See "Description of the TIDES--Conversion Rights." The last reported sale price of the Common Stock (which is listed under the symbol "CE" on the New York Stock Exchange) on July 16, 1996, was $24 7/8 per share.

         The TIDES are effectively redeemable at the option of the Company, in whole or in part, from time to time, after April 9, 1999, at the prices set forth herein, plus accrued and unpaid distributions thereon to the date fixed for redemption (the "Redemption Price"). See "Description of the TIDES--Optional Redemption." Upon the repayment of the Convertible Junior Subordinated Debentures at maturity or upon any acceleration, earlier redemption, or otherwise, the proceeds from such repayment will be applied to redeem the TIDES and the Common Securities on a pro rata basis. In addition, upon the occurrence of certain events arising from a change in law or a change in legal interpretation, the Company will liquidate the Issuer and cause to be distributed to the holders of the TIDES, on a pro rata basis, Convertible Junior Subordinated Debentures or, in certain limited circumstances, will cause the redemption of the TIDES in whole at the liquidation preference of $50 per each of the TIDES plus accrued and unpaid distributions. See "Description of the TIDES--Tax Event or Investment Company Event Redemption or Distribution" and "Description of the Convertible Junior Subordinated Debentures."

         In the event of the liquidation of the Issuer, the holders of the TIDES will be entitled to receive for each of the TIDES a liquidation preference of $50 plus accrued and unpaid distributions thereon to the date of payment, unless, in connection with such liquidation, Convertible Junior Subordinated Debentures are distributed to the holders of the TIDES. See "Description of the TIDES--Liquidation Distribution Upon Dissolution."

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy and information statements and other information filed by the Company with the SEC can be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy and information statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules related thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the SEC.

         No separate financial statements of the Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of the TIDES because (i) all of the voting securities of the Issuer will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in Convertible Junior Subordinated Debentures issued by the Company and (iii) the obligations of the Issuer under the Trust Securities are fully and unconditionally guaranteed by the Company to the extent that the Issuer has funds available to meet such obligations. See "Description of the Convertible Junior Subordinated Debentures" and "Description of the Guarantee."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the SEC (file No. 1-9874) are incorporated by reference into this Prospectus:

         (i) The Company's description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated July 28, 1993, pursuant to
Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

         (ii) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

         (iii) The Company's Form 10-Q for the quarterly period ending March 31, 1996; and

         (iv) The Company's Current Reports on Form 8-K dated March 26, 1996, March 28, 1996, April 2, 1996, April 12, 1996, April 17, 1996, July 1, 1996
and July 8, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document, all or a portion of which is incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Investor Relations, CalEnergy Company, Inc., 302 South 36th Street, Suite 400, Omaha, Nebraska 68131, telephone number
(402) 341-4500.

                                 RISK FACTORS

         Prospective purchasers should carefully consider the following risk factors in addition to the other information appearing in or incorporated by reference in this Prospectus. This Prospectus contains or incorporates by reference forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, the following risk factors.

         Subordination of Guarantee and Convertible Junior Subordinated Debentures. The Company's obligations under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company, with certain limited exceptions. The obligations of the Company under the Convertible Junior Subordinated Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of the Company. No payment of principal (including redemption payments, if any), premium, if any, or interest on the Convertible Junior Subordinated Debentures may be made if
(i) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist, or (ii) the maturity of any Senior Indebtedness has been accelerated because of a default. As of March 31, 1996, the Company had approximately $854.4 million principal amount of borrowed money included in Senior Indebtedness. See "Capitalization." Neither the TIDES, the Convertible Junior Subordinated Debentures nor the Guarantee limit the Company's ability to incur additional indebtedness or liabilities, including indebtedness or liabilities that would rank senior to the Convertible Junior Subordinated Debentures and the Guarantee. See "Description of the Guarantee--Status of the Guarantee; Subordination" and "Description of the Convertible Junior Subordinated Debentures--Subordination." The Convertible Junior Subordinated Debentures are also effectively subordinate to all existing and future liabilities, including trade payables, of the Company's subsidiaries, joint ventures and affiliates. See "Risk Factors--Holding Company Structure."

         Dependence on Convertible Junior Subordinated Debentures Payments; Substantial Leverage. The ability of the Issuer to pay amounts due on the TIDES is wholly dependent upon the Company making payments on the Convertible Junior Subordinated Debentures. The Company is substantially leveraged. As of March 31, 1996, the Company's total consolidated liabilities were $2,126.6 million (excluding deferred income), its total consolidated assets were $2,721.4 million and its total stockholders' equity was $569.2 million. As of such date, on a pro forma basis, after giving effect to the consummation of the offering of the TIDES and the application of the net proceeds therefrom, and the acquisition of the Mission interests together with the issuance of $135 million of Salton Sea Funding Corporation notes and bonds and the application of the net proceeds therefrom, the Company's total consolidated liabilities would have been $2,218.6 million (excluding deferred income), its obligations in respect of the TIDES would have been $103.9 million, its total consolidated assets would have been $2,813.4 million and its stockholders' equity would have been $569.2 million. The Company's substantial level of debt presents the risk that the Company might not generate sufficient cash to service the Company's indebtedness, including the Convertible Junior Subordinated Debentures, or that its leveraged capital structure could limit its ability to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. See "Selected Historical Financial and Operating Data" and "Capitalization." If the Company is unable to make payments on the Convertible Junior Subordinated Debentures or the Guarantee, the Issuer will be unable to make payments on the TIDES as and when required. The Company is also a holding company which derives substantially all of its operating income from its subsidiaries and joint ventures. Distributions from such entities are restricted under various covenants and conditions contained in financing documents by which they are bound and the stock or assets of substantially all of such entities is directly or indirectly pledged, to secure various of such financings. See "Risk Factors--Holding Company Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to the Consolidated Financial Statements."

         Holding Company Structure. As a holding company, the Company is dependent on distributions from its subsidiaries' and joint ventures' ownership interests in the projects owned and operated by such entities for substantially all of its operating income. The Company expects that its future development efforts will also be structured to involve operating subsidiaries, joint ventures and partnerships. The Company must rely upon dividends and other payments from its subsidiaries, partnerships and joint ventures to generate the funds necessary to meet its obligations, including the payment of principal, interest and premium, if any, on the Convertible Junior Subordinated Debentures. The availability of distributions from the Company's subsidiaries and projects is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries' and joint ventures' financing documents and, until the pending acquisition of the remaining partnership interests in the Partnership Projects (as defined herein) is consummated, in the partnership agreements relating to the Partnership Projects. Furthermore, the Company is structuring Philippine and Indonesian project financing arrangements containing, and anticipates that future project level financings will contain, certain conditions and similar restrictions on the distribution of cash to the Company.

         The Company's subsidiaries, partnerships and joint ventures are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Convertible Junior Subordinated Debentures or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on, premium (if any) or principal of the Convertible Junior Subordinated Debentures. Any right of the Company to receive any assets of any of its subsidiaries or other affiliates upon any liquidation or reorganization of the Company (and the consequent right of the holders of the Convertible Junior Subordinated Debentures to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's or other affiliate's creditors (including trade creditors and holders of debt issued by such subsidiary or other affiliate). As of March 31, 1996, on a pro forma basis, after giving effect to the consummation of the offering of the TIDES and the application of the net proceeds therefrom, and the acquisition of the Mission interests together with the issuance of $135 million of Salton Sea Funding Corporation notes and bonds and the application of net proceeds therefrom, there would have been approximately $1,880.0 million of total consolidated indebtedness, which includes the Company's proportionate share of joint venture and subsidiary debt, which would be effectively senior to the Convertible Junior Subordinated Debentures, substantially all of which would have been secured by the assets of such joint ventures and subsidiaries, and $103.9 million of TIDES. See "Description of the Convertible Junior Subordinated Debentures--Subordination."

         Rights Under the Guarantee. The Guarantee Trustee (as defined herein) holds the Guarantee for the benefit of the holders of the TIDES. The Guarantee guarantees to the holders of the TIDES the payment (but not the collection) of
(i) any accrued and unpaid distributions on the TIDES to the extent the Issuer has funds available therefor, (ii) the amount payable upon redemption, including all accrued and unpaid distributions, of the TIDES called for redemption by the Issuer, to the extent the Issuer has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding up or termination of the Issuer (other than in connection with a redemption of all of the TIDES), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the TIDES to the date of payment to the extent the Issuer has funds available therefor and (b) the amount of assets of the Issuer remaining available for distribution to holders of the TIDES upon the liquidation of the Issuer. The holders of a majority in liquidation amount of the TIDES have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. In the event of a payment default on the TIDES, any holder of TIDES may institute a legal proceeding directly against the Company to enforce such holder's rights in respect thereof under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee, or any other person or entity. If the Company were to default on its obligations under the Convertible Junior Subordinated Debentures, the Issuer would lack available funds for the payment of distributions or amounts payable on redemption of the TIDES or otherwise, and in such event, the holders of the TIDES would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the TIDES would rely on the enforcement (1) by the Trustee of its rights, as registered holder of the Convertible Junior Subordinated Debentures, against the Company pursuant to the terms of the Convertible Junior Subordinated Debentures or (2) by such holder of its right of direct action against the Company to enforce payments on the Convertible Junior Subordinated Debentures. See "Description of the Guarantee--Status of the Guarantee; Subordination" and "Description of the Convertible Junior Subordinated Debentures--Subordination" herein. The Declaration provides that each holder of TIDES by acceptance thereof agrees to the provisions of the Guarantee (including the subordination provisions thereof) and the Indenture.

         Option to Extend Interest Payment Period; Tax Consequences. The Company has the right under the Indenture to defer interest payments from time to time on the Convertible Junior Subordinated Debentures for successive periods not exceeding 20 consecutive quarters for each such period. Upon the termination of any Deferral Period and the payment of all amounts then due, the Company may select a new Deferral Period, subject to the requirements described herein. As a consequence, during any such Deferral Period, quarterly distributions on the TIDES would be deferred (but would continue to accrue with interest thereon) by the Issuer. In the event that the Company exercises this right, during such period the Company (i) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by the Company which consist of stock of the same class as that on which the dividend is being paid), (ii) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company after the date of initial issuance of the Convertible Junior Subordinated Debentures that rank pari passu with or junior to the Convertible Junior Subordinated Debentures, and (iii) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Deferral Period, the Company may further extend the Deferral Period; provided that such Deferral Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters and that such Deferral Period may not extend beyond the maturity date of the Convertible Junior Subordinated Debentures. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Junior Subordinated Debentures. However, if the Company should determine to exercise its deferral right in the future, the market price of the TIDES is likely to be adversely affected. See "Description of the TIDES--Distributions" and "Description of the Convertible Junior Subordinated Debentures--Option to Extend Interest Payment Period."

         Should a Deferral Period occur, a holder of TIDES will continue to accrue interest income for United States federal income tax purposes. As a result, such a holder will be required to include such interest in gross income for United States federal income tax purposes in advance of the receipt of cash, and such holder will not receive the cash from the Issuer related to such income if such holder disposes of or converts its TIDES prior to the record date for payment of distributions. See "United States Taxation--Potential Extension of Interest Payment Period and Original Issue Discount."

         Tax Event or Investment Company Event Redemption or Distribution. Upon the occurrence of a Tax Event or Investment Company Event, the Company will, except in certain limited circumstances, cause the Trustees to liquidate the Issuer and cause Convertible Junior Subordinated Debentures to be distributed pro rata to the holders of TIDES. In certain circumstances, the Company will have the right to redeem the Convertible Junior Subordinated Debentures, in whole (but not in part), at 100% of principal amount plus accrued and unpaid interest, in lieu of a distribution of the Convertible Junior Subordinated Debentures, in which event the TIDES will be redeemed in whole at the liquidation preference of $50 per each of the TIDES plus accrued and unpaid distributions. In the case of a Tax Event, the Company may also elect to cause the TIDES to remain outstanding and pay Additional Interest (as defined herein) on the Convertible Junior Subordinated Debentures. See "Description of the TIDES--Tax Event or Investment Company Event Redemption or Distribution" and "Description of the Convertible Junior Subordinated Debentures--General."

         Under current United States federal income tax law, a distribution of the Convertible Junior Subordinated Debentures would not be a taxable event to holders of the TIDES. However, if the relevant Special Event (as defined herein) is a Tax Event which results in the Issuer being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the TIDES. See "United States Taxation--Receipt of Convertible Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer."

         Limited Voting Rights. Except in the limited circumstances described herein, holders of TIDES will have no voting rights. See "Description of the TIDES--Voting Rights."

         Development Uncertainty. The Company is actively seeking to develop, construct, own and operate new power projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. The Company has in development or under construction projects representing several times the generating capacity of those currently in operation. Development can require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation on terms satisfactory to the Company of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation of construction. Further, there can be no assurance that the Company, which is substantially leveraged, will obtain access to the substantial debt and equity capital required to continue to develop and construct electric power projects or to refinance projects. The future growth of the Company is dependent, in large part, upon the demand for significant amounts of additional electrical generating capacity and its ability to obtain contracts to supply portions of this capacity. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful.

         Development Uncertainty Outside the United States. The Company has five projects under construction outside the United States representing an aggregate net capacity of 705 megawatts ("MW") of electric generating capacity of which the Company's aggregate net ownership interest is 487 MW and a number of projects under award outside the United States. The financing and development of projects outside the United States entail significant political and financial risks (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed, which the Company may not be capable of fully insuring against. The uncertainty of the legal environment in certain foreign countries in which the Company is developing and may develop or acquire projects could make it more difficult for the Company to enforce its rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the ability of the Company to hold a majority interest in some of the projects that it may develop or acquire. The Company's international projects may, in certain cases, be terminated by the applicable foreign governments.

         Exploration, Development and Operation Uncertainties of Geothermal Energy Resources. Geothermal exploration, development and operations are subject to uncertainties similar to those typically associated with oil and gas exploration and development, including dry holes and uncontrolled releases. Because of the geological complexities of geothermal reservoirs, the geographic area and sustainable output of geothermal reservoirs can only be estimated and cannot be definitively established. There is, accordingly, a risk of an unexpected decline in the capacity of geothermal wells and a risk of geothermal reservoirs not being sufficient for sustained generation of the electrical power capacity desired. In addition, geothermal power production poses unusual risks of seismic activity. Accordingly, there can be no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will be available on commercially reasonable terms.

         The success of a geothermal project depends on the quality of the geothermal resource and operational factors relating to the extraction of the geothermal fluids involved in such project. The quality of a geothermal resource is affected by a number of factors, including the size of the reservoir, the temperature and pressure of the geothermal fluids in such reservoir, the depth and capacity of the production and injection wells, the amount of dissolved solids and noncondensible gases contained in such geothermal fluids, and the permeability of the subsurface rock formations containing such geothermal resource, including the presence, extent and location of fractures in such rocks. The quality of a geothermal resource may decline as a result of a number of factors, including the intrusion of lower-temperature fluid into the producing zone. An incorrect estimate by the Company of the quality of geothermal resource, or a decline in such quality, could have a material adverse effect on the Company's results of operations.

         In addition, both the cost of operations and the operating performance of geothermal power plants may be adversely affected by a variety of operating factors. Production and injection wells can require frequent maintenance or replacement. Corrosion caused by high-temperature and high-salinity geothermal fluids may compel the replacement or repair of certain equipment, vessels or pipelines. New production and injection wells

APITAL PRINTING SYSTEMS]
may be required for the maintenance of current operating levels, thereby requiring substantial capital expenditures.

         Competition. The international power production market is characterized by numerous strong and capable competitors, many of which have more extensive and more diversified developmental or operating experience (including international experience) and greater financial resources than the Company. Many of these competitors also compete in the domestic market. Further, in recent years, the domestic power production industry has been characterized by strong and increasing competition with respect to the industry's efforts to obtain new power sales agreements, which has contributed to a reduction in prices offered by utilities. In this regard, many utilities often engage in "competitive bid" solicitations to satisfy new capacity demands. In the domestic market, the Energy Policy Act of 1992 is expected to increase competition.

         Present Dependence on Large Customer. The Company currently relies on long-term power purchase "Standard Offer No. 4" contracts (each, an "SO4 Agreement") with a single customer, Southern California Edison Company ("Edison"), to generate substantially all of its operating revenues. Any material failure by Edison to fulfill its contractual obligations under any of such contracts is likely to have a material adverse effect on the Company's results of operations.

         Contract Risks; Expected Negative Impact of Avoided Cost Pricing. Each of the Company's S04 Agreements provides for both capacity payments and energy payments for a term of between 20 and 30 years. During the first ten years of the term of each S04 Agreement, energy payments are based on a pre-set schedule. Thereafter, while the basis for the capacity payment remains the same, the required energy payment is Edison's then-current published avoided cost of energy ("Avoided Cost of Energy"), as determined by the California Public Utility Commission ("CPUC"). The initial ten-year period expires in August 1997, March 1999 and January 2000, respectively, for certain of the Company's domestic projects at China Lake, California (150 miles northeast of Los Angeles). Such ten-year period expired in 1996 with respect to one of the Company's seven geothermal plants in the Imperial Valley in California (the "Imperial Valley Projects"), and expires in 1999 for three of its Imperial Valley Projects and in 2000 for the remaining two Imperial Valley Projects that operate under S04 Agreements.

         Estimates of Edison's future Avoided Cost of Energy vary substantially in any given year. The Company cannot predict the likely level of Avoided Cost of Energy prices under its SO4 Agreements with Edison at the expiration of the scheduled payment periods. Edison's Avoided Cost of Energy as determined by the CPUC is currently substantially below the current energy prices under the Company's respective SO4 Agreements. For the year ended December 31, 1995, the time period-weighted average of Edison's Avoided Cost of Energy was 2.1 cents per kWh, compared to the time period-weighted average for the year ended December 31, 1995 selling prices for energy of approximately 11.4 cents per kWh for the Company. Thus, the revenues generated by each of the Company's facilities operating under SO4 Agreements are likely to decline significantly after the expiration of the fixed-price period.

         Impact of Environmental and Other Regulations. The Company is subject to a number of environmental and other laws and regulations affecting many aspects of its present and future operations, including the disposal of various forms of waste, the construction or permitting of new and existing facilities and the drilling and operation of new and existing wells. Such laws and regulations generally require the Company to obtain and comply with a wide variety of licenses, permits and other approvals. The Company also remains subject to a number of complex and stringent laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing regulations will not be revised or that new regulations will not be adopted or become applicable to the Company which could have an adverse impact on its operations. The implementation of regulatory changes imposing more comprehensive or stringent requirements on the Company, which would result in increased compliance costs, could have a material adverse effect on the Company's results of operations. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process, and intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of project value if projects cannot function as planned due to changing regulatory requirements or local opposition.

         Shares of Common Stock Eligible for Future Sale. Pursuant to the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Plan"), as of March 31, 1996, the Company had outstanding various options to its officers, directors and employees for the purchase of 3,226,519 shares of Common Stock, of which all of the shares of Common Stock issuable upon exercise of said options have been registered pursuant to registration statements on Form S-8, and, as and when fully vested, are available for immediate resale. Also as of March 31, 1996, there were additional options outstanding to purchase 4,489,163 shares of Common Stock, 4,289,163 of which were granted to Peter Kiewit Sons' Inc. ("PKS"). As of March 31, 1996, PKS has demand and piggyback registration rights with respect to approximately 12,322,312 shares of Common Stock (and any shares of Common Stock subsequently held by PKS), all options to purchase shares of Common Stock (and the shares issuable upon the exercise of such options) and 3,529,252 shares of Common Stock issuable upon conversion of the Company's 9.5% convertible subordinated debentures. In addition, 4,444,444 shares of Common Stock have been reserved for issuance pursuant to the conversion of the Company's 5% convertible subordinated debentures. Sales of substantial amounts of Common Stock or the availability of Common Stock for sale, could have an adverse impact on the market price of the Common Stock and on the Company's ability to raise additional capital through the sale of Common Stock.

         Trading Characteristics of the TIDES. The TIDES may trade at a price that does not fully reflect the value of accrued but unpaid distributions. A holder who disposes of its TIDES between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Convertible Junior Subordinated Debentures through the date of disposition in income as ordinary income (i.e., original issue discount), and to add such amount to its adjusted tax basis in its pro rata share of the underlying Convertible Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of original issue discount, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Taxation."

         Lack of Public Market for the TIDES. There is no existing trading market for the TIDES, and there can be no assurance regarding the future development of a market for the TIDES, or the ability of holders of the TIDES to sell their TIDES or the price at which such holders may be able to sell their TIDES. If such a market were to develop, the TIDES could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, the price of the Common Stock, the Company's operating results and the market for similar securities. The Initial Purchasers currently make a market in the TIDES. The Initial Purchasers are not obligated to do so, however, and any market making with respect to the TIDES may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the TIDES or that an active public market for the TIDES will develop. The Company does not intend to apply for listing or quotation of the TIDES on any securities exchange or stock market; however, the TIDES are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc.

                            CALENERGY CAPITAL TRUST

         CalEnergy Capital Trust (the "Issuer" or the "Trust") is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (the "Declaration") executed by the Company, as sponsor of the Trust, and the trustees of the Issuer (the "Issuer Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. The Company owns, directly or indirectly, Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Issuer. The Common Securities rank pari passu, and payment will be made thereon pro rata, with the TIDES, except that, upon the occurrence and during the continuance of an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the TIDES. The assets of the Trust will consist principally of the Convertible Junior Subordinated Debentures. The Issuer exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Convertible Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto.

         Pursuant to the Declaration, there are initially five Issuer Trustees. Three of the Issuer Trustees (the "Company Trustees") are individuals who are employees or officers of or who are affiliated with the Company.

         The fourth trustee is a financial institution that is unaffiliated with the Company (the "Trustee"). The fifth trustee is an entity which maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, The Bank of New York, a New York banking corporation, acts as Trustee and its affiliate, The Bank of New York (Delaware), a Delaware banking corporation, acts as Delaware Trustee until, in each case, removed or replaced by the holder of the Common Securities. The Bank of New York also acts as indenture trustee under the Guarantee (the "Guarantee Trustee") and under the Indenture (the "Indenture Trustee"). See "Description of the Guarantee" and "Description of the TIDES."

         The Trustee holds title to the Convertible Junior Subordinated Debentures for the benefit of the holders of the Trust Securities and the Trustee has the power to exercise all rights, powers and privileges under the Indenture as the holder of the Convertible Junior Subordinated Debentures. In addition, the Trustee maintains exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Convertible Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Company, as the direct or indirect holder of all the Common Securities, has the right to appoint, remove or replace any of the Issuer Trustees and to increase or decrease the number of trustees, provided that the number of trustees shall be at least three, a majority of which shall be Company Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the TIDES. See "Description of the Convertible Junior Subordinated Debentures."

         The rights of the holders of the TIDES, including economic rights, rights to information and voting rights, if any, are as set forth in the Declaration and the Delaware Business Trust Act, as amended (the "Trust Act"). See "Description of the TIDES." The Declaration, the Indenture and the Guarantee also incorporate by reference the terms of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Declaration, the Indenture and the Guarantee will be qualified under the Trust Indenture Act. The place of business and the telephone number of the Trust are the principal executive offices and telephone number of the Company. See "The Company."

                                  THE COMPANY

         CalEnergy Company, Inc., formerly known as California Energy Company, Inc. (the "Company"), was founded in 1971 and is primarily engaged in the development and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources or other energy sources, such as hydroelectric, natural gas, oil and coal. The Company is the largest independent geothermal power producer in the world (on the basis of the Company's estimate of the aggregate MW of electric generating capacity in operation and under construction).

         The Company has an aggregate net ownership interest of 432 MW of electric generating capacity in power production facilities in the United States having an aggregate net capacity of 575 MW. All of these facilities are managed and operated by the Company and are principally located in Southern California. In addition to the electricity sales revenue earned from its net ownership position in such facilities, the Company receives significant fee and royalty income from operating such plants and certain power plants which are owned by unaffiliated third parties and from managing the production from the geothermal resources for such facilities.

         Additionally, the Company has an aggregate net ownership interest of 449 MW of electric generating capacity in four geothermal power projects in the Philippines and the United States having an aggregate net capacity of 540 MW, and has a net ownership interest of 52 MW of electric generating capacity in a hydroelectric power project in the Philippines having an aggregate net capacity of 150 MW, which projects are financed and under construction. The Company has commenced construction of a 55 net MW geothermal project in Indonesia in which the Company has an aggregate net ownership interest of 26 MW of electric generating capacity.

         The Company is also developing seven additional projects with executed or awarded power sales contracts in the Philippines, Indonesia and the United States. The Company is expected to have an approximate net ownership interest of 760 MW in these development projects (which represent an aggregate net capacity of 1,423 MW of additional potential electric generating capacity). Additionally, the Company is developing the Salton Sea Minerals Extraction Project, in which it plans to recover minerals (potentially including zinc, manganese, lithium carbide, boric acid and hydrogen sulfide) in commercial quantities from the geothermal fluids at the Company's Imperial Valley Projects (as defined herein). Substantial contingencies exist with respect to development projects, including, without limitation, the need to obtain financing, permits and licenses and the satisfactory completion of construction and implementation of commercial operation.

         The Company's Common Stock is traded on the New York, Pacific and London Stock Exchanges. As of July 16, 1996, PKS was an approximate 34% stockholder of the Company (on a fully diluted basis). PKS is a large employee-owned construction, mining and telecommunications company with approximately $3 billion in revenues in 1995. PKS is one of the largest construction companies in North America and has been in the construction business since 1884.

Strategy

         Domestically, the Company is focusing on market opportunities in which it believes it has relative competitive advantages due to its geotechnical, project management, and operating expertise. In addition, the Company expects to continue diversification into other environmentally responsible sources of energy primarily through selected acquisitions, including acquisitions of partially developed or existing power generating projects and contracts. The Company is also evaluating the potential impacts and opportunities of direct access and retail wheeling.

         The Company presently believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years, in large part because the demand for new generating capacity is growing more rapidly in emerging nations than in the United States. In developing its international strategy, the Company pursues development opportunities in countries which it believes have an acceptable risk profile and where the Company's geothermal resource development and operating experience, project development expertise or strategic relationship with PKS or local partners are expected to provide it with a competitive advantage. The Company has financed and has under construction four projects representing an aggregate of 461 MW of net ownership of electric generating capacity in the Philippines and has commenced construction of a 55 MW geothermal project in Indonesia in which the Company has a net ownership interest of 26 MW of electric generating capacity. In addition, the Company is currently pursuing a number of other electric power project opportunities in the Philippines, Indonesia and other countries. The Company believes that these countries are ideally suited for the Company to develop, finance and operate power projects successfully because of their population demographics, extensive geothermal resources and stated commitments to the development of private power programs. The Company's development efforts include both so-called "greenfield" development as well as the acquisition of or participation in the joint venture development of projects which are under development or already operating. In greenfield development, the Company attempts to negotiate power sales contracts for new generation capacity or engages in competitive bids in response to government agency or utility requests for proposals for new capacity.

         The principal executive offices of the Company are located at 302 South 36th Street, Suite 400, Omaha, Nebraska 68131 and its telephone number is (402) 341-4500. The Company was incorporated in 1971 under the laws of the State of Delaware.

                              RECENT DEVELOPMENTS

         On July 8, 1996, the Company and Falcon Seaboard Resources, Inc. ("Falcon Seaboard") jointly announced that CE/FS Holding Company, Inc. ("CE Holding Company"), a wholly owned subsidiary of the Company, had entered into a definitive agreement (the "Falcon Agreement") with the stockholders of Falcon Seaboard for the purchase by CE Holding Company of all of the issued and outstanding shares of capital stock of Falcon Seaboard (less certain assets to be distributed to the stockholders of Falcon Seaboard prior to closing) for a cash purchase price of approximately $226,000,000. Falcon Seaboard has a significant ownership interest in three operating gas-fired cogeneration plants and related natural-gas pipelines. The plants are located in Texas, Pennsylvania and New York and total 520 MWs in capacity. The acquisition is expected to be consummated in early August 1996, subject to customary closing conditions. The waiting period pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has been terminated by the Federal Trade Commission. Reference is made to the Company's Current Report on Form 8-K dated July 8, 1996 which contains the terms and conditions to the Falcon Agreement and which is incorporated herein by reference.

                      RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

         The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for each of the five years in the period ended December 31, 1995, and for the three-month periods ended March 31, 1995 and March 31, 1996.


                                                                                                 Three Months Ended
                                                        Year Ended December 31,                      March 31,
                                           -------------------------------------------------     -------------------
                                            1991       1992       1993       1994      1995       1995         1996
                                           ------     ------     ------     ------    ------     ------       ------
Ratio of Earning
  Fixed Charges......................        2.0        3.2        2.8       1.7        1.5        1.5          1.3
- -----------------------------------------

         For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company, including its proportionate share of the pre-tax income of the Coso Project (as defined herein) and beginning for the year ended December 31, 1995, the Partnership Projects (as defined herein) and excluding the equity in loss of a non-consolidated subsidiary, and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor (one-third of lease payments).

                                CAPITALIZATION
                                (In thousands)

         The following table sets forth (i) the consolidated capitalization of the Company at March 31, 1996, and (ii) the consolidated capitalization of the Company as adjusted to reflect the sale of the TIDES and the issuance by Salton Sea Funding Corporation of $135 million of notes and bonds. The table should be read in conjunction with the Company's consolidated financial statements and notes thereto and other financial data incorporated herein by reference.


                                                                                               At March 31, 1996
                                                                                               -----------------
                                                                                           Actual         As Adjusted
                                                                                           ------         -----------
Indebtedness:
   Construction loans................................................................   $  251,386        $  251,386
   Project finance loans.............................................................      235,464           187,182
   Senior discount notes.............................................................      489,517           489,517
   Salton Sea notes and bonds........................................................      452,088           587,088
   Limited recourse senior secured notes.............................................      200,000           200,000
   5% Convertible debt...............................................................      100,000           100,000
   Convertible debt..................................................................       64,850            64,850
                                                                                        ----------        ----------
     Total consolidated indebtedness.................................................    1,793,305         1,880,023
Deferred income......................................................................       25,584            25,584
Convertible preferred securities of subsidiary (1)...................................           --           103,930
Stockholders' equity:
   Preferred stock, no par value, 2,000 shares authorized............................
   Common stock, $.0675 par value, 80,000 shares authorized, 52,180                          3,523             3,523
   shares issued, 51,944 outstanding.................................................
   Additional paid-in capital........................................................      356,251           356,251
   Retained earnings.................................................................      219,520           219,520
   Treasury stock, 186 common shares at cost.........................................      (3,416)            (3,416)
   Unearned compensation--restricted stock............................................     (6,650)            (6,650)
                                                                                        ----------       -----------
   Total stockholders' equity........................................................      569,228           569,228
                                                                                        ----------       -----------
     Total capitalization............................................................   $2,388,117        $2,578,765
                                                                                        ==========        ==========

- --------------------

(1) As described herein, the sole asset of the Issuer will be the 6 1/4% Convertible Junior Subordinated Debentures due 2016 of the Company with an outstanding principal amount of approximately $107,023 and upon redemption of such debt, such convertible preferred securities (TIDES) will be mandatorily redeemable.

                             ACCOUNTING TREATMENT

         The financial statements of the Issuer will be included in the Company's consolidated financial statements and the TIDES will be shown as convertible preferred securities of a subsidiary.

                                USE OF PROCEEDS

         The Selling Holders will receive all of the proceeds from the sale of the Offered Securities. Neither the Company nor the Issuer will receive any proceeds from the sale of the Offered Securities.

                           DESCRIPTION OF THE TIDES

         The following summary of certain material terms and provisions of the TIDES is subject to, and qualified in its entirety by reference to, the Declaration. The TIDES were issued pursuant to the terms of the Declaration. The Declaration incorporates by reference terms of the Trust Indenture Act. The Declaration will be qualified under the Trust Indenture Act. The Bank of New York, as Trustee, acts as indenture trustee for the Declaration for purposes of compliance with the Trust Indenture Act. Capitalized terms not otherwise defined herein have the meanings assigned to them in the Declaration.

General

         The TIDES were issued in fully registered form without interest coupons. Bearer TIDES were not issued.

         The TIDES represent undivided beneficial ownership interests in the assets of the Issuer and entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration.

         All of the Common Securities are owned, directly or indirectly, by the Company. The Common Securities rank pari passu, and payments will be made thereon pro rata, with the TIDES except as described under "--Subordination of Common Securities." The Convertible Junior Subordinated Debentures are owned by the Trustee and held for the benefit of the holders of the Trust Securities. The Declaration does not permit the issuance by the Issuer of any securities other than the Trust Securities or the incurrence of any indebtedness by the Issuer.

Distributions

         The distributions payable on each of the TIDES are fixed at a rate per annum of 6 1/4% of the stated liquidation preference of $50 per each of the TIDES. Deferred distributions (and interest thereon) accrue interest (compounded quarterly) at the same rate. The term "distributions" as used herein includes any such distributions payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

         Distributions on the TIDES are cumulative, accrue from the date of initial issuance and are payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing June 15, 1996, when, as and if available. The Company has the right under the Indenture to defer interest payments from time to time on the Convertible Junior Subordinated Debentures for successive periods not exceeding 20 consecutive quarters for each such period, and, as a consequence, quarterly distributions on the TIDES would be deferred by the Issuer (but would continue to accrue with interest) during any such Deferral Period. In the event that the Company exercises this right, during such period the Company (i) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by the Company which consist of stock of the same class as that on which the dividend is being paid), (ii) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company after the date of original issuance of the Convertible Junior Subordinated Debentures that rank pari passu with or junior to the

Convertible Junior Subordinated Debentures, and (iii) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any Deferral Period, the Company may further extend such Deferral Period; provided that such Deferral Period together with all previous and further deferrals thereof may not exceed 20 consecutive quarters. Upon the termination of any Deferral Period, the Company is required to pay all amounts then due and, upon such payment, the Company may select a new Deferral Period, subject to the above requirements. In no event shall any Deferral Period extend beyond the maturity of the Convertible Junior Subordinated Debentures. See "Description of the Convertible Junior Subordinated Debentures--Interest" and "--Option to Extend Interest Payment Period."

         Distributions on the TIDES must be paid quarterly on the dates payable to the extent of funds of the Trust available for the payment of such distributions. Amounts available to the Trust for distribution to the holders of the TIDES are limited to payments under the Convertible Junior Subordinated Debentures in which the Issuer will invest the proceeds from the issuance and sale of the Trust Securities. See "Description of the Convertible Junior Subordinated Debentures." The payment of distributions, to the extent of funds of the Trust available therefor, is guaranteed by the Company, as set forth under "Description of the Guarantee."

         Distributions on the TIDES are payable to the holders thereof as they appear on the books and records of the Issuer on the relevant record dates, which will be fifteen days prior to the relevant payment dates. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry-Only Issuance--The Depository Trust Company" below. In the event that any date on which distributions are payable on the TIDES is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day which is a Business Day (without any distribution or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

Conversion Rights

         General. TIDES are convertible at any time prior to maturity (except in the case of TIDES called for redemption which are convertible at any time prior to the close of business on the Business Day prior to the redemption date), at the option of the holder thereof and in the manner described below, into shares of the Common Stock at an initial conversion rate of 1.6728 shares of Common Stock for each of the TIDES (equivalent to a conversion price of $29.89 per share of Common Stock), subject to adjustment as described under "Conversion Price Adjustments" below. The Issuer has covenanted in the Declaration not to convert Convertible Junior Subordinated Debentures held by it except pursuant to a notice of conversion delivered by a holder of TIDES to an office or agency designated by the Trust for such purpose (the "Conversion Agent"). A holder of TIDES wishing to exercise its conversion right shall deliver an irrevocable conversion notice, together, if such TIDES is a Certificated Security (as defined herein), with such Certificated Security, to the Conversion Agent which shall, on behalf of such holder, exchange such of the TIDES for a portion of the Convertible Junior Subordinated Debentures and immediately convert such Convertible Junior Subordinated Debentures into Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent.

         Holders of TIDES at the close of business on a distribution record date will be entitled to receive the distribution payable on such TIDES on the corresponding distribution payment date notwithstanding the conversion of such TIDES following such distribution record date but prior to such distribution payment date. Except as provided in the immediately preceding sentence, neither the Issuer nor the Company will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on converted TIDES. The Company will make no payment or allowance for distributions on the shares of Common Stock issued upon such conversion, except to the extent that such shares of Common Stock are held of record on the record date for any such distributions, except in certain limited circumstances. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the Issuer.

         No fractional shares of the Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash.

         Conversion Price Adjustments--General. The conversion price will be subject to adjustment in certain events including, without duplication: (a) the issuance of shares of Common Stock as a dividend or a distribution with respect to Common Stock, (b) subdivisions, combinations and reclassification of Common Stock, (c) the issuance to all holders of Common Stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for shares of Common Stock at less than the current market price, and (d) the distribution to holders of Common Stock of evidences of indebtedness of the Company, securities or capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends paid exclusively in cash).

         The Company from time to time may reduce the conversion price of the Convertible Junior Subordinated Debentures (and thus the conversion price of the TIDES) by any amount selected by the Company for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company's Board of Directors deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "United States Taxation--Adjustment of Conversion Price."

         No adjustment of the conversion price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan. No adjustment in the conversion price will be required unless such adjustment would require a change of at least one percent (1%) in the price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the TIDES.

         Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of the TIDES or to the holders of Company Common Stock. See "United States Taxation."

         Conversion Adjustments--Merger, Consolidation or Sale of Assets of the Company. In the event that the Company shall be a party to any transaction (including, without limitation, and with certain exceptions, (a) recapitalization or reclassification of the Common Stock, (b) consolidation of the Company with, or merger of the Company into, any other Person, or any merger of another Person into the Company, (c) any sale, transfer or lease of all or substantially all of the assets of the Company or (d) any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "Transaction"), then the holders of the TIDES then outstanding shall have the right to convert the TIDES into the kind and amount of securities, cash or other property receivable upon the consummation of such Transaction by a holder of the number of shares of Common Stock issuable upon conversion of such TIDES immediately prior to such Transaction.

         In the case of a Transaction, each of the TIDES would become convertible into the securities, cash or property receivable by a holder of the number of shares of the Common Stock into which such TIDES was convertible immediately prior to such Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the TIDES in the future. For example, if the Company were acquired in a cash merger, each of the TIDES would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of the Company and other factors.

Payment of Excess Cash Dividends

         If the Company shall declare and pay cash dividends on its Common Stock in an annualized per share amount which exceeds the greater of (A) the per share amount of the immediately preceding cash dividend on its Common Stock (as adjusted to reflect any of the events described above under "--Conversion Rights--Conversion Price Adjustments--General") and (B) 15% of the current market price of the Common Stock as of the trading day immediately preceding the date of declaration of such dividend (the per share amount of any such excess, to the extent of such excess, being herein called an "Excess Amount"), then in any such event the holders of the TIDES then outstanding shall have the right to receive, and the Company will pay to each such holder, at the time of the payment of such Common Stock dividend, an amount equal to such Excess Amount (on the basis of the number of shares of Common Stock that would have been issued to such holder upon conversion of the TIDES held by such holder on the record date for the payment of such dividend).

Optional Redemption

         The Company is permitted to redeem the Convertible Junior Subordinated Debentures as described herein under "Description of the Convertible Junior Subordinated Debentures--Optional Redemption," in whole or in part, from time to time, after April 9, 1999, upon not less than 20 nor more than 60 days' notice. See "Description of the Convertible Junior Subordinated Debentures--Optional Redemption." Upon any redemption in whole or in part of the Convertible Junior Subordinated Debentures at the option of the Company, the Issuer will, to the extent of the proceeds of such redemption, redeem TIDES and Common Securities at the Redemption Price. In the event that fewer than all the outstanding TIDES are to be so redeemed, the TIDES to be redeemed will be selected as described under "--Book-Entry-Only Issuance--The Depository Trust Company" below.

         In the event of any redemption in part, the Trust shall not be required to (i) issue, register the transfer of or exchange any of the TIDES during a period beginning at the opening of business 15 days before any selection for redemption of TIDES and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of TIDES to be so redeemed and (ii) register the transfer of or exchange any TIDES so selected for redemption, in whole or in part, except for the unredeemed portion of any TIDES being redeemed in part.

Tax Event or Investment Company Event Redemption or Distribution

         If a Tax Event (as defined herein) shall occur and be continuing, the Company shall cause the Company Trustees to liquidate the Issuer and cause Convertible Junior Subordinated Debentures to be distributed to the holders of the TIDES in liquidation of the Issuer within 90 days following the occurrence of such Tax Event; provided, however, that such liquidation and distribution shall be conditioned on (i) the Company Trustees' receipt of an opinion of nationally recognized independent tax counsel (reasonably acceptable to the Company Trustees) experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the TIDES will not recognize any income, gain or loss for United States Federal income tax purposes as a result of such liquidation and distribution of Convertible Junior Subordinated Debentures, and (ii) the Company being unable to avoid such Tax Event within such 90-day period by taking some ministerial action or pursuing some other reasonable measure that, in the sole judgment of the Company, will have no adverse effect on the Issuer, the Company or the holders of the TIDES and will involve no material cost. Furthermore, if (i) the Company has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel (reasonably acceptable to the Company Trustees) experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Convertible Junior Subordinated Debentures for United States Federal income tax purposes, even after the Convertible Junior Subordinated Debentures were distributed to the holders of the TIDES upon liquidation of the Issuer as described above, or (ii) the Company Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion, the Company shall have the right, upon not less than 30 nor more than 60 days' notice and within 90 days following the occurrence of the Tax Event, to redeem the Convertible Junior Subordinated Debentures, in whole (but not in part) for cash, at 100% of principal amount thereof plus accrued and unpaid interest and, following such redemption, all the TIDES will be redeemed by the Issuer at the liquidation preference of $50 per each of the TIDES plus accrued and unpaid distributions; provided, however, that, if at the time there is available to the Company or the Issuer the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action or pursuing some other reasonable measure that, in the sole judgment of the Company, will have no adverse effect on the Issuer, the Company or the holders of the TIDES and will involve no material cost, the Issuer or the Company will pursue such measure in lieu of redemption. See "--Mandatory Redemption." In lieu of the foregoing options, the Company will also have the option of causing the TIDES to remain outstanding and pay Additional Interest (as defined herein) on the Convertible Junior Subordinated Debentures. See "Description of the Convertible Junior Subordinated Debentures--Additional Interest."

         "Tax Event" means that the Company shall have obtained an opinion of nationally recognized independent tax counsel (reasonably acceptable to the Company Trustees) experienced in such matters to the effect that, as a result of (a) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after the date of this Offering Circular), which amendment or change is effective or which interpretation or pronouncement is announced on or after the date of this Offering Circular (collectively, a "Change In Tax Law"), there is more than an insubstantial risk that (i) the Issuer is or will be subject to United States Federal income tax with respect to interest received on the Convertible Junior Subordinated Debentures, (ii) interest payable to the Issuer on the Convertible Junior Subordinated Debentures is not or will not be deductible for United States Federal income tax purposes or (iii) the Issuer is or will be subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges of whatever nature imposed by the United States, or any other taxing authority. Notwithstanding anything in the previous sentence to the contrary, a Tax Event shall not include any Change in Tax Law that requires the Company for United States federal income tax purposes to defer taking a deduction for any original issue discount ("OID") that accrues with respect to the Convertible Junior Subordinated Debentures until the interest payment related to such OID is paid by the Company in money provided that such Change in Tax Law does not create more than an insubstantial risk that the Company will be prevented from taking a deduction for OID accruing with respect to the Convertible Junior Subordinated Debentures at a date that is no later than the date the interest payment related to such OID is actually paid by the Company in money.

         If an Investment Company Event (as hereinafter defined) shall occur and be continuing, the Company shall cause the Company Trustees to liquidate the Issuer and cause the Convertible Junior Subordinated Debentures to be distributed to the holders of the TIDES in liquidation of the Issuer within 90 days following the occurrence of such Investment Company Event.

         The distribution by the Company of the Convertible Junior Subordinated Debentures will effectively result in the cancellation of the TIDES.

         "Investment Company Event" means the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Issuer is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Offering Circular.

         A "Special Event" means either an Investment Company Event or a Tax Event.

         After the date fixed for any distribution of Convertible Junior Subordinated Debentures (i) the TIDES will no longer be deemed to be outstanding, (ii) The Depository Trust Company (the "Depository" or "DTC") or its nominee, as the record holder of the Global Certificates (as defined herein), will receive a registered global certificate or certificates representing the Convertible Junior Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing TIDES not held by DTC or its nominee will be deemed to represent Convertible Junior Subordinated Debentures having a principal amount equal to the aggregate of the stated liquidation preference of such TIDES, with accrued and unpaid interest equal to the amount of accrued and unpaid distributions on such TIDES, until such certificates are presented to the Company or its agent for transfer or reissuance.

Mandatory Redemption

         The Convertible Junior Subordinated Debentures will mature on March 10, 2016, and may be redeemed, in whole or in part, at any time after April 9, 1999 or at any time in certain circumstances upon the occurrence of a Tax Event. Upon the repayment or payment of the Convertible Junior Subordinated Debentures, whether at maturity or upon redemption or otherwise, the proceeds from such repayment or redemption shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the Convertible Junior Subordinated Debentures so repaid or redeemed at the applicable redemption price together with accrued and unpaid distributions through the date of redemptions provided that holders of the Trust Securities shall be given not less than 30 nor more than 60 days' notice of such redemption. See "--Tax Event or Investment Company Event Redemption or Distribution" and "Description of the Convertible Junior Subordinated Debentures--General" and "--Optional Redemption." Upon the repayment of the Convertible Junior Subordinated Debentures at maturity or upon any acceleration, earlier redemption or otherwise, the proceeds from such repayment will be applied to redeem the TIDES and Common Securities, in whole, upon not less than 30 nor more than 60 days' notice.

Redemption Procedures

         The TIDES will not be redeemed unless all accrued and unpaid distributions have been paid on all TIDES for all quarterly distribution periods terminating on or prior to the date of redemption.

         If the Issuer gives a notice of redemption in respect of TIDES (which notice will be irrevocable), then, by 12:00 noon, New York time, on the redemption date, the Issuer will irrevocably deposit with DTC funds sufficient to pay the amount payable on redemption and will give DTC irrevocable instructions and authority to pay such amount in respect of TIDES represented by the Global Certificates and will irrevocably deposit with the paying agent for the TIDES funds sufficient to pay such amount in respect of any securities issued in fully registered, certificated form ("Certificated Securities") and will give such paying agent irrevocable instructions and authority to pay such amount to the holders of Certificated Securities upon surrender of their certificates. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any TIDES called for redemption shall be payable to the holders of such TIDES on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds are deposited as required, then upon the date of such deposit, all rights of holders of such TIDES so called for redemption will cease, except the right of the holders of such TIDES to receive the redemption price, but without interest on such redemption price. In the event that any date fixed for redemption of TIDES is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of TIDES is improperly withheld or refused, and not paid either by the Issuer or by the Company pursuant to the Guarantee described under "Description of the Guarantee," distributions on such TIDES will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the amount payable upon redemption (other than for purposes of calculating any premium).

         Subject to the foregoing and applicable law (including, without limitation, United States Federal securities laws), the Company or its subsidiaries may at any time and from time to time purchase outstanding TIDES by tender, in the open market or by private agreement.

Subordination of Common Securities

         Payment of distributions on, and the amount payable upon redemption of, the Trust Securities, as applicable, shall be made pro rata based on the liquidation preference of the Trust Securities; provided, however, that, if on any distribution date or redemption date a Declaration Event of Default (as defined below under "--Declaration Events of Default") under the Declaration shall have occurred and be continuing, no payment of any distribution on, or amount payable upon redemption of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of accumulated and unpaid distributions on all outstanding TIDES for all distribution periods terminating on or prior thereto, or in the case of payment of the amount payable upon redemption of the TIDES, the full amount of such amount in respect of all outstanding TIDES, shall have been made or provided for, and all funds available to the Trustee shall first be applied to the payment in full in cash of all distributions on, or the amount payable upon redemption of, TIDES then due and payable.

         In the case of any Declaration Event of Default, the holder of Common Securities will be deemed to have waived any such Declaration Event of Default until all such Declaration Events of Default with respect to the TIDES have been cured, waived or otherwise eliminated. Until any such Declaration Events of Default with respect to the TIDES have been so cured, waived or otherwise eliminated, the Trustee shall act solely on behalf of the holders of the TIDES and not the holder of the Common Securities, and only the holders of the TIDES will have the right to direct the Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

         In the event of any voluntary or involuntary liquidation, dissolution, winding up or termination of the Issuer, the holders of the TIDES at the time will be entitled to receive out of the assets of the Issuer available for distribution to holders of Trust Securities after satisfaction of liabilities of creditors of the Trust, before any distribution of assets is made to the holders of the Common Securities, an amount equal to the aggregate of the stated liquidation preference of $50 per each of the TIDES and accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such liquidation, dissolution, winding up or termination, Convertible Junior Subordinated Debentures in an aggregate principal amount equal to the Liquidation Distribution have been distributed on a pro rata basis to the holders of the Trust Securities.

         Pursuant to the Declaration, the Issuer shall be dissolved and its affairs shall be wound up upon the earliest to occur of the following: (i) April 2, 2021, the expiration of the term of the Issuer, (ii) the bankruptcy of the Company, (iii) the filing of a certificate of dissolution or its equivalent with respect to the Company or the filing of a certificate of cancellation with respect to the Issuer, following the approval thereof by the holders of at least a majority in liquidation amount of the outstanding TIDES as described under "--Modification of the Declaration," or the revocation of the Company's charter and the expiration of 90 days after the date of notice to the Company of such revocation without a reinstatement of its charter, (iv) the distribution of all the assets of the Issuer, (v) the entry of a decree of a judicial dissolution of the Company or (vi) the redemption of all the Trust Securities.

Merger, Consolidation or Amalgamation of the Issuer

         The Issuer may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other entity or person, except as described below. The Issuer may, without the consent of the holders of the TIDES, consolidate, amalgamate, merge with or into, or be replaced by, a trust organized as such under the laws of any state of the United States of America; provided that (i) if the Issuer is not the survivor, such successor entity either (x) expressly assumes all of the obligations of the Issuer under the TIDES or (y) substitutes for the TIDES other securities having substantially the same terms as the TIDES (the "Successor Securities") as long as the Successor Securities rank the same as the TIDES with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of the successor entity that possesses the same powers and duties as the Trustee as the holder of the Convertible Junior Subordinated Debentures, (iii) the TIDES or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the TIDES are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the TIDES (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the TIDES (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Issuer, (vii) the Company has provided a guarantee to the holders of the Successor Securities with respect to such Successor entity having substantially the same terms as the Guarantee, and (viii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of nationally recognized independent counsel (reasonably acceptable to the Trustee) to the Issuer experienced in such matters to the effect that (x) such successor entity will be treated as a grantor trust for United States Federal income tax purposes, (y) following such merger, consolidation, amalgamation or replacement, neither the Company nor such successor entity will be required to register as an investment company under the 1940 Act and (z) such merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the TIDES in any material respect. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of 100% in liquidation amount of the Common Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Issuer or the Successor Entity to be classified as other than a grantor trust for United States Federal income tax purposes.

Declaration Events of Default

         An event of default under the Indenture (an "Event of Default") or a default by the Company under the Guarantee constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided that, pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the TIDES have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the TIDES have been so cured, waived or otherwise eliminated, the Trustee will be deemed to be acting solely on behalf of the holders of the TIDES and only the holders of the TIDES will have the right to direct the Trustee with respect to certain matters under the Declaration and, therefore, the Indenture.

         If a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of TIDES may directly institute a proceeding (a "Direct Action") for enforcement of payment to such holder of the principal of or interest on the Convertible Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the TIDES of such holder on or after the respective due date specified in the Convertible Junior Subordinated Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of TIDES under the Declaration to the extent of any payment made by the Company to such holder of Convertible Preferred Securities in such Direct Action. The holders of TIDES will not be able to exercise directly any other remedy available to the holders of the Convertible Junior Subordinated Debentures.

         Upon the occurrence of a Declaration Event of Default, the Trustee as the sole holder of the Convertible Junior Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Convertible Junior Subordinated Debentures to be immediately due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

Voting Rights

         Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Guarantee Amendments and Assignments," and as otherwise required by law and the Declaration, the holders of the TIDES will have no voting rights.

         Subject to the requirement of the Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the TIDES have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or direct the exercise of any trust or power conferred upon the Trustee under the Declaration including the right to direct the Trustee, as holder of the Convertible Junior Subordinated Debentures, to (i) exercise the remedies available under the Indenture with respect to the Convertible Junior Subordinated Debentures, (ii) waive any past Event of Default that is waiveable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Convertible Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification, or termination of the Indenture or the Convertible Junior Subordinated Debentures where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Convertible Junior Subordinated Debentures affected thereby, only the holders of the percentage of the aggregate stated liquidation preference of the TIDES which is at least equal to the percentage required under the Indenture may direct the Trustee to give such consent or take such action. If the Trustee fails to enforce its rights under the Convertible Junior Subordinated Debentures to receive interest or principal on the Convertible Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), a holder of record of TIDES may institute a legal proceeding directly against the Company to enforce the Trustee's rights under the Convertible Junior Subordinated Debentures without first instituting any legal proceeding against the Trustee or any other person or entity. The Trustee shall notify all holders of the TIDES of any notice of default received from the Indenture Trustee with respect to the Convertible Junior Subordinated Debentures. Such notice shall state that such Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Trustee shall not take any of the actions described in clause (i), (ii) or
(iii) above unless the Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Issuer will not fail to be classified as a grantor trust for United States Federal income tax purposes.

         In the event the consent of the Trustee, as the holder of the Convertible Junior Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting would require the together as a single class; provided, however, that, where a consent under the Indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the Convertible Junior Subordinated Debentures, the Trustee may only give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation preference of the Trust Securities. The Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States Federal income tax the Issuer will not be classified as other than a grantor trust.

         A waiver of an Event of Default under the Indenture will constitute a waiver of the corresponding Declaration Event of Default.

         Any required approval or direction of holders of TIDES may be given at a separate meeting of holders of TIDES convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Company Trustees will cause a notice of any meeting at which holders of TIDES are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of TIDES. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of TIDES will be required for the Issuer to redeem and cancel TIDES or distribute Convertible Junior Subordinated Debentures in accordance with the Declaration.

         Notwithstanding that holders of TIDES are entitled to vote or consent under any of the circumstances described above, any of the TIDES that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such TIDES were not outstanding.

         The procedures by which holders of TIDES may exercise their voting rights are described below. See "--Book-Entry-Only Issuance--The Depository Trust Company" below.

         Holders of the TIDES will have no rights to appoint or remove the Issuer Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

Modification of the Declaration

         The Declaration may be modified and amended if approved by the Company Trustees (and in certain circumstances the Trustee and the Delaware Trustee), provided, that if any proposed amendment provides for, or the Company Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or
(ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that if any amendment or proposal referred to in clause (i) above would adversely affect only the TIDES or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of such class of Securities.

         Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States Federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

Transfer Restrictions

         The TIDES (and any Convertible Junior Subordinated Debentures distributed to holders of TIDES) will be subject to restrictions on transfer and will bear a legend substantially as described in "Transfer Restrictions." Shares of Common Stock received upon conversion of TIDES or Convertible Junior Subordinated Debentures subject to such restrictions will also be subject to such restrictions and will bear a comparable legend.

Registration Rights

         In connection with the Original Offering, the Company entered into a registration rights agreement dated April 10, 1996 (the "Registration Rights Agreement") with the Initial Purchasers, for the benefit of the holders of the TIDES, pursuant to which the Company would, at its cost, (a) file a Registration Statement on Form S-3 (a "Shelf Registration Statement") covering resales of the TIDES (together with the Convertible Junior Subordinated Debentures, the Guarantee and the related Common Stock) pursuant to Rule 415 under the Securities Act, (b) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its reasonable best efforts to keep the Shelf Registration Statement continuously effective for a period of three years from its effective date; in each case, subject to the terms and conditions of the Registration Rights Agreement. The Company would, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of such Securities. A holder selling such Securities pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

         If (i) by October 7, 1996, the Shelf Registration Statement had not been declared effective by the Securities and Exchange Commission ("SEC"), or
(ii) after the Shelf Registration Statement has been declared effective, such Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of TIDES in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (ii) a "Registration Default"), the Convertible Junior Subordinated Debentures would bear interest at the rate per annum of 6 3/4% and, therefore, distributions would accrue on the TIDES at the rate of 6 3/4% per annum, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. At all other times, interest will accrue on the Convertible Junior Subordinated Debentures and distributions will accrue on the TIDES at a rate of 6 1/4% per annum. This Prospectus is a part of the Shelf Registration Statement filed in accordance with the foregoing requirements.

         The summary herein of certain provisions of the Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company or the Initial Purchasers.

Book-Entry-Only Issuance--The Depository Trust Company

         The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interests in the global certificate or certificates issued in connection with sales of TIDES to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Except for TIDES initially sold to certain "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and issued as Certificated Securities, the TIDES were issued only as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully registered global TIDES certificates (the "Global Certificates") will be issued, representing, in the aggregate, TIDES sold pursuant to this Prospectus and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

         Purchases of TIDES within the DTC system must be made by or through Participants, which will receive a credit for the TIDES on DTC's records. The ownership interest of each actual purchaser of TIDES ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased TIDES. Transfers of ownership interests in the TIDES are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in TIDES, except in the event that use of the book-entry system for the TIDES is discontinued.

         DTC has no knowledge of the actual Beneficial Owners of the TIDES; DTC's records reflect only the identity of the Participants to whose accounts such TIDES are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices in respect of the TIDES held in book-entry form shall be sent to Cede & Co. If less than all of the TIDES are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

         Although voting with respect to the TIDES is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to TIDES. Under its usual procedures, DTC would mail an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the TIDES are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Distributions on the TIDES held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Issuer or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Issuer, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial owners is the responsibility of Participants and Indirect Participants.

         Except as provided herein, a Beneficial Owner of an interest in a global TIDES will not be entitled to receive physical delivery of TIDES. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the TIDES.

         DTC may discontinue providing its services as securities depository with respect to the TIDES at any time by giving notice to the Issuer. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the TIDES are required to be printed and delivered. Additionally, the Issuer (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the TIDES will be printed and delivered. In each of the above circumstances, the Company will appoint a paying agent with respect to the TIDES.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company and the Issuer believe to be reliable, but neither the Company nor the Issuer takes responsibility for the accuracy thereof.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global TIDES as represented by a Global Certificate.

Payment and Paying Agency

         Payments in respect of the TIDES shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. The Paying Agent shall initially be The Bank of New York. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Issuer Trustees. In the event that The Bank of New York shall no longer be the Paying Agent, the Trustee shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

Registrar, Transfer Agent and Conversion Agent

         The Bank of New York acts as registrar, transfer agent and Conversion Agent for the TIDES. Registration of transfers of TIDES will be effected without charge by or on behalf of the Issuer, but upon payment (with the giving of such indemnity as the Issuer or the Company may require) in respect of any tax or other government charges which may be imposed in relation to it. The Issuer will not be required to register or cause to be registered the transfer of TIDES after such TIDES have been called for redemption.

Information Concerning the Trustee

         The Company and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of their businesses.

Miscellaneous

         The Issuer Trustees are authorized and directed to conduct the affairs of and to operate the Issuer in such a way that the Issuer will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized as other than a grantor trust for federal income tax purposes and so that the Convertible Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Issuer Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration that the Issuer Trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the TIDES.

         Holders of the TIDES have no preemptive rights.

                         DESCRIPTION OF THE GUARANTEE

         Set forth below is a summary of information concerning the Guarantee which was executed and delivered by the Company for the benefit of the holders from time to time of TIDES. The summary is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee. The Guarantee incorporates by reference the terms of the Trust Indenture Act. The Guarantee will be qualified under the Trust Indenture Act. The Bank of New York acts as trustee under the Guarantee for purposes of the Trust Indenture Act. The Bank of New York, as the Guarantee Trustee, holds the Guarantee for the benefit of the holders of the TIDES.

General

         Pursuant to the Guarantee, the Company irrevocably and unconditionally agrees, to the extent set forth herein, to pay in full, to the holders of the TIDES, the Guarantee Payments (as defined below), as and when due, regardless of any defense, right of set off or counterclaim which the Issuer may have or assert. The following payments with respect to the TIDES, to the extent not paid by the Issuer (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions which are required to be paid on the TIDES to the extent of funds of the Trust available therefor, (ii) the amount payable upon redemption of the TIDES, payable out of funds of the Trust available therefor with respect to any TIDES called for redemption by the Issuer and (iii) upon a liquidation of the Issuer, the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the TIDES to the date of payment and (b) the amount of assets of the Issuer remaining available for distribution to holders of TIDES upon the liquidation of the Issuer. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of TIDES or by causing the Issuer to pay such amounts to such holders.

         If the Company fails to make interest payments on the Convertible Junior Subordinated Debentures or pay amounts payable upon the redemption, acceleration or maturity of the Convertible Junior Subordinated Debentures, the Issuer will have insufficient funds to pay distributions on or to pay amounts payable upon the redemption or repayment of the TIDES. The Guarantee does not cover payment of distributions or the amount payable upon redemption or repayment in respect of the TIDES when the Issuer does not have sufficient funds to pay such distributions or such amount.

         In taking any action to enforce the Guarantee, holders of the TIDES may proceed directly against the Company as guarantor, rather than having to proceed against the Issuer before attempting to collect from the Company, and the Company waives any right or remedy to require that any action be brought against the Issuer or any other person or entity before proceeding against the Company. Such obligations will not be discharged except by payment of the Guarantee Payments in full.

         The Guarantee, when taken together with the Company's obligations under the Convertible Junior Subordinated Debentures, and the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities) provides a full and unconditional guarantee on a subordinated basis by the Company of payments due on the TIDES issued by the Trust.

         The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Declaration Event of Default, holders of TIDES shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption, or otherwise.

Certain Covenants of the Company

         In the Guarantee, the Company has covenanted that, so long as any TIDES remain outstanding, if at such time (i) the Company has exercised its option to defer interest payments on the Convertible Junior

Subordinated Debentures and such deferral is continuing, (ii) the Company shall be in default with respect to its payment or other obligations under the Guarantee or (iii) there shall have occurred any event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture, then the Company (a) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by the Company which consist of the stock of the same class as that on which the dividend is being paid), (b) shall not make any payment of interest, principal or premium, of any, on or repay, repurchase or redeem any debt securities issued by the Company after the date of original issuance of the Convertible Junior Subordinated Debentures that rank pari passu with or junior to the Convertible Junior Subordinated Debentures, and
(c) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

         As part of the Guarantee, the Company has agreed that it will honor all obligations described therein relating to the conversion of the TIDES into Common Stock as described in "Description of the TIDES--Conversion Rights."

Amendments and Assignment

         Except with respect to any changes which do not materially adversely affect the rights of holders of TIDES (in which case no vote will be required), the Guarantee may be changed only with the prior approval of the holders of not less than a majority in aggregate stated liquidation preference of the outstanding TIDES. The manner of obtaining any such approval of holders of the TIDES will be as set forth under "Description of the TIDES--Voting Rights." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the TIDES then outstanding. Except in connection with any permitted merger or consolidation of the Company with or into another entity or any permitted sale, transfer or lease of the Company's assets to another entity as described below under "Description of the Convertible Junior Subordinated Debentures--Restrictions," the Company may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation preference of the TIDES then outstanding.

Termination of the Guarantee

         The Guarantee will terminate as to each holder of TIDES and be of no further force and effect upon (a) full payment of the applicable redemption price of such holder's TIDES or (b) the distribution of Common Stock to such holder in respect of the conversion of such holder's TIDES into Common Stock and will terminate completely upon full payment of the amounts payable upon liquidation of the Issuer. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of TIDES must restore payment of any sums paid under such TIDES or the Guarantee.

Status of the Guarantee; Subordination

         The Guarantee constitutes an unsecured obligation of the Company and ranks (i) subordinate and junior in right of payment to all liabilities of the Company, except any liabilities that may be made pari passu expressly by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock or preferred securities of any affiliate of the Company and (iii) senior to Common Stock. The Declaration provides that each holder of TIDES by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee. Upon the bankruptcy, liquidation or winding up of the Company, its obligations under the Guarantee will rank junior to all its other liabilities (except as aforesaid) and, therefore, funds may not be available for payment under the Guarantee.

Information Concerning the Guarantee Trustee

         The Guarantee Trustee, prior to the occurrence of a default, has undertaken to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of TIDES unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

         The Guarantee is governed by and construed in accordance with the laws of the State of New York.

         DESCRIPTION OF THE CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES

         Set forth below is a description of the specific terms of the Convertible Junior Subordinated Debentures in which the Issuer invested with the proceeds of the issuance and sale of (i) the TIDES and (ii) the Common Securities. The following description is qualified in its entirety by reference to the Indenture dated as of April 1, 1996 (the "Indenture"), between the Company and The Bank of New York, as trustee (the "Indenture Trustee"), a copy of which has been filed as an exhibit to the Registration Statement and is incorporated herein by reference. The Indenture will be qualified under the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein.

         Under certain circumstances involving the dissolution of the Issuer following the occurrence of a Tax Event or Investment Company Event, Convertible Junior Subordinated Debentures may be distributed to the holders of the TIDES in liquidation of the Issuer. See "Description of the TIDES--Tax Event or Investment Company Event Redemption or Distribution."

General

         The Convertible Junior Subordinated Debentures were issued under the Indenture. The Convertible Junior Subordinated Debentures were limited in aggregate principal amount to $107,022,800, such amount being the sum of the aggregate stated liquidation preference of the TIDES and the Common Securities.

         The entire principal amount of the Convertible Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest, if any, on March 10, 2016.

         The Convertible Junior Subordinated Debentures, if distributed to holders of TIDES in a dissolution of the Issuer, will initially be issued as a global security to the extent of any Global Certificates at the time representing any TIDES and otherwise in fully registered, certificated form. In the event that Convertible Junior Subordinated Debentures are issued in certificated form, such Convertible Junior Subordinated Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below.

         Payments on Convertible Junior Subordinated Debentures issued as a global security will be made in immediately available funds to DTC, as the depository for the Convertible Junior Subordinated Debentures. In the event Convertible Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Convertible Junior Subordinated Debentures will be registrable and Convertible Junior Subordinated Debentures will be exchangeable for Convertible Junior Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in The City of New York; provided that, unless the Convertible Junior Subordinated Debentures are held by the Issuer or any successor permissible under "Description of the TIDES--Merger, Consolidation or Amalgamation of the Issuer," payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto.

         The Indenture does not contain any provisions that afford holders of Convertible Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving the Company. The Convertible Junior Subordinated Debentures are not entitled to the benefit of any sinking fund.

Interest

         Each Convertible Junior Subordinated Debenture bears interest at the rate of 6 1/4% per annum from the original date of issuance, payable quarterly in arrears on March 15, June 15, September 15, and December 15 (each, an "Interest Payment Date"), commencing June 15, 1996, to the person in whose name such Convertible Junior Subordinated Debenture is registered at the close of business on the fifteenth day immediately preceding such Interest Payment Date. Interest compounds quarterly and accrues at the annual rate of 6 1/4% on any interest installment not paid when due.

         The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Convertible Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Option to Extend Interest Payment Period

         The Company has the right at any time during the term of the Convertible Junior Subordinated Debentures to defer interest payments from time to time for successive periods not exceeding 20 consecutive quarters for each such period. At the end of each Deferral Period (subject to extensions as provided below), the Company shall pay all interest then accrued and unpaid (together with interest thereon at the rate specified for the Convertible Junior Subordinated Debentures to the extent permitted by applicable law). In no event shall any Deferral Period extend beyond the maturity of the Convertible Junior Subordinated Debentures. During any Deferral Period, the Company (i) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by the Company which consist of stock of the same class as that on which the dividend is being paid), (ii) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Convertible Junior Subordinated Debentures, and (iii) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the expiration of any such Deferral Period, the Company may further extend such Deferral Period; provided that such Deferral Period together with all previous and further extensions thereof may not exceed 20 consecutive quarters. Upon the expiration of any Deferral Period and the payment of all amounts then due, the Company may select a new Deferral Period, subject to the above requirements. No interest during a Deferral Period, except at the end thereof, shall be due and payable. If the Issuer shall be the sole holder of the Convertible Junior Subordinated Debentures, the Company shall give the Issuer notice of its selection of such Deferral Period at least one Business Day prior to the earlier of (i) the date the distributions on the TIDES are payable or (ii) the date the Issuer is required to give notice to any applicable self-regulatory organization or to holders of the TIDES of the record date or the date such distribution is payable, but in any event not less than ten Business Days prior to such record date. The Company shall cause the Issuer to give notice of the Company's selection of such Deferral Period to the holders of the TIDES. If the Issuer shall not be the sole holder of the Convertible Junior Subordinated Debentures, the Company shall give the holders of the Convertible Junior Subordinated Debentures notice of its selection of such Deferral Period at least ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date the Company is required to give notice to any applicable self-regulatory organization or to holders of the Convertible Junior Subordinated Debentures of the record or payment date of such related interest payment, but in any event not less than two Business Days prior to such record date.

Additional Interest

         If the Issuer would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") such amounts as shall be required so that the net amounts received and retained by the Issuer after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts the Issuer would have received had no such taxes, duties, assessments or governmental charges been imposed.

Conversion of the Convertible Junior Subordinated Debentures

         The Convertible Junior Subordinated Debentures are convertible into Common Stock at the option of the holders of the Convertible Junior Subordinated Debentures at any time prior to maturity (except in the case of TIDES called for redemption which shall be convertible at any time prior to the close of business on the Business Day prior to the redemption date) at the initial conversion price set forth on the cover page of this

Prospectus, subject to the conversion price adjustments described under "Description of the TIDES--Conversion Rights." The Issuer has covenanted not to convert Convertible Junior Subordinated Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of TIDES. Upon surrender of each $50 of liquidation preference of TIDES to the Conversion Agent for conversion, the Issuer will distribute $50 principal amount of the Convertible Junior Subordinated Debentures to the Conversion Agent on behalf of the holder of the TIDES so converted, whereupon the Conversion Agent will convert such Convertible Junior Subordinated Debentures to Common Stock on behalf of such holder. The Company's delivery to the holders of the Convertible Junior Subordinated Debentures (through the Conversion Agent) of the fixed number of shares of Common Stock into which the Convertible Junior Subordinated Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Convertible Junior Subordinated Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Convertible Junior Subordinated Debenture is converted after a record date for payment of interest, the interest payable on the related interest payment date with respect to such Convertible Junior Subordinated Debenture shall be paid to the Issuer (which will distribute such interest to the converting holder) or other holder of Convertible Junior Subordinated Debentures, as the case may be, despite such conversion.

Optional Redemption

         The Company shall have the right to redeem the Convertible Junior Subordinated Debentures, in whole or in part, at any time or from time to time after April 9, 1999, upon not less than 20 nor more than 60 days' notice, at a redemption price equal to $52.08 per $50 principal amount of the Convertible Junior Subordinated Debentures to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date, if redeemed on or before April 9, 2000, and at the following redemption prices per $50 principal amount of Convertible Junior Subordinated Debentures, if redeemed during the 12-month period ending April 9:

                                                           Price per $50
                                                              principal
Year                                                           amount
- ----                                                           ------
 2001   ....................................................  $51.74
 2002   ....................................................   51.39
 2003   ....................................................   51.39
 2004   ....................................................   51.39
 2005   ....................................................   51.39

and thereafter at $50 per $50 principal amount of Convertible Junior Subordinated Debentures plus, in each case, accrued and unpaid interest, including Additional Interest, if any, to the redemption date.

         In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange any Convertible Junior Subordinated Debenture during a period beginning at the opening of business 15 days before any selection for redemption of Convertible Junior Subordinated Debentures and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of Convertible Junior Subordinated Debentures to be so redeemed and (ii) register the transfer of or exchange any Convertible Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Convertible Junior Subordinated Debenture being redeemed in part.

Subordination

         The Indenture provides that the Convertible Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness of the Company as provided in the Indenture. No payment of principal of (including redemption payments), or interest on, the Convertible Junior Subordinated Debentures may be made (i) if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or (ii) if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Convertible Junior Subordinated Debentures are entitled to receive or retain any payment. In the event that, notwithstanding the foregoing, any payment or distribution of cash, property or securities shall be received or collected by a holder of the Convertible Junior Subordinated Debentures in contravention of the foregoing provisions, such payment or distribution shall be held for the benefit of and shall be paid over to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instrument evidencing Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay in full all Senior Indebtedness then due, after giving effect to any concurrent payment to the holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of the Convertible Junior Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Convertible Junior Subordinated Debentures are paid in full.

         The term "Senior Indebtedness" shall mean in respect of the Company
(i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, convertible preferred securities, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness issued after the date of original issuance of the Convertible Junior Subordinated Debentures that is by its terms subordinated to or pari passu with the Convertible Junior Subordinated Debentures and (2) any indebtedness (including all other debt securities and guarantees in respect of those debt securities) initially issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle of the Company (a "Financing Entity") in connection with the issuance by such Financing Entity of preferred securities or other similar securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

         The Indenture does not limit the aggregate amount of Senior Indebtedness the Company may issue. At March 31, 1996, Senior Indebtedness consisting of borrowed money of the Company aggregated approximately $854.4 million. See "Capitalization."

Certain Covenants

         If (i) there shall have occurred any event that would constitute an Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee, or (iii) the Company shall have given notice of its election to defer payments of interest on the Convertible Junior Subordinated Debentures by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then the Company (a) shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than stock dividends paid by the Company which consist of stock of the same class as that on which the dividend is being paid), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company after the date of original issuance of the Convertible Junior Subordinated Debentures that rank pari passu with or junior to the Convertible Junior Subordinated Debentures, and
(c) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

         The Company has covenanted (i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities and (ii) to use its reasonable efforts to cause the Trust (x) to remain a statutory business trust, except in connection with the distribution of Convertible Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (y) to otherwise continue to be classified as a grantor trust for United States Federal income tax purposes.

Restrictions

         The Indenture provides that the Company shall not consolidate with or merge with or into any other corporation, or, directly or indirectly, convey, transfer or lease all or substantially all of the properties and assets of the Company on a consolidated basis to any Person, unless either the Company is the continuing corporation or such corporation or Person assumes by supplemental indenture all the obligations of the Company under the Indenture and the Convertible Junior Subordinated Debentures, no default or Event of Default shall exist immediately after the transaction, and the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia.

Events of Default

         The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Convertible Junior Subordinated Debentures:
(i) failure for 30 days to pay interest on the Convertible Junior Subordinated Debentures, including any Additional Interest in respect thereof, when due; or
(ii) failure to pay principal of or premium, if any, on the Convertible Junior Subordinated Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or (iii) failure by the Company to deliver shares of Common Stock upon an election by a holder of TIDES to convert such TIDES; or
(iv) failure to observe or perform any other covenant contained in the Indenture for 90 days after notice; or (v) the dissolution, winding up or termination of the Issuer, except in connection with the distribution of Convertible Junior Subordinated Debentures to the holders of TIDES in liquidation of the Issuer and in connection with certain mergers, consolidations or amalgamations permitted by the Declaration; or (vi) certain events in bankruptcy, insolvency or reorganization of the Company.

         The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Convertible Junior Subordinated Debentures may declare the principal of and interest (including any Additional Interest) on the Convertible Junior Subordinated Debentures due and payable immediately on the occurrence of an Event of Default; provided, however, that, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Convertible Junior Subordinated Debentures may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "--Modification of the Indenture."

         Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of any redemption, the redemption date), a holder of TIDES may institute a direct action for payment on or after the respective due date (or redemption date) specified in the Convertible Junior Subordinated Debentures. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of all the holders of TIDES. Notwithstanding any payment made to such holder of TIDES by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of or interest on the

Convertible Junior Subordinated Debentures held by the Issuer or the Trustee of the Issuer and the Company shall be subrogated to the rights of the holder of such TIDES with respect to payments on the TIDES to the extent of any payments made by the Company to such holder in any Direct Action. The holders of TIDES will not be able to exercise directly any other remedy available to the holders of the Convertible Junior Subordinated Debentures.

         The Trustee is the initial holder of the Convertible Junior Subordinated Debentures. However, while the TIDES are outstanding, the Trustee has agreed not to waive an Event of Default with respect to the Convertible Junior Subordinated Debentures without the consent of holders of a majority in aggregate liquidation preference of the TIDES then outstanding.

         A default under any other indebtedness of the Company or any of its subsidiaries or joint ventures or the Issuer would not constitute an Event of Default under the Convertible Junior Subordinated Debentures.

         Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee in case an Event of Default shall occur and be continuing, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Convertible Junior Subordinated Debentures, unless such holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Indenture Trustee, the holders of a majority in aggregate principal amount of the Convertible Junior Subordinated Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee.

         No holder of any Convertible Junior Subordinated Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Indenture Trustee written notice of a continuing Event of Default and, if the Issuer is not the sole holder of Convertible Junior Subordinated Debentures, unless the holders of at least 25% in aggregate principal amount of the Convertible Junior Subordinated Debentures then outstanding shall also have made written request, and offered reasonable indemnity, to the Indenture Trustee to institute such proceeding as Indenture Trustee, and the Indenture Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Convertible Junior Subordinated Debentures a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Convertible Junior Subordinated Debenture for enforcement of payment of the principal of or interest on such Convertible Junior Subordinated Debenture on or after the respective due dates expressed in such Convertible Junior Subordinated Debenture.

         The holders of a majority in aggregate outstanding principal amount of all series of the Convertible Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Convertible Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. The Company is required to file annually with the Indenture Trustee and the Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture.

Modification of the Indenture

         The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Convertible Junior Subordinated Debentures, to modify the Indenture or any supplemental indenture, provided that no such modification may, without the consent of the holder of each outstanding Convertible Junior Subordinated Debenture affected thereby, (i) extend the fixed maturity of any Convertible Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, or adversely affect the right to convert Convertible Junior Subordinated Debentures, without the consent of the holder of each Convertible Junior Subordinated Debenture so affected, or (ii) reduce the percentage of Convertible Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Convertible Junior Subordinated Debenture then outstanding and affected thereby.

         In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Convertible Junior Subordinated Debentures, any supplemental indenture to cure any ambiguities, comply with the Trust Indenture Act and for certain other customary purposes.

Setoff

         Notwithstanding anything contained to the contrary in the Indenture, the Company has the right to set off any payment with respect to the Convertible Junior Subordinated Debentures it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Governing Law

         The Indenture and the Convertible Junior Subordinated Debentures are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Indenture Trustee

         The Indenture Trustee, prior to default, has undertaken to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Convertible Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                  EFFECT OF OBLIGATIONS UNDER THE CONVERTIBLE
               JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

         As set forth in the Declaration, the sole purpose of the Issuer is to issue the Trust Securities and use the proceeds thereof to purchase from the Company the Convertible Junior Subordinated Debentures.

         As long as payments of interest and other payments are made when due on the Convertible Junior Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the TIDES primarily because (i) the aggregate principal amount of Convertible Junior Subordinated Debentures will be equal to the sum of the aggregate stated liquidation preference of the TIDES and the Common Securities; (ii) the interest rate and interest and other payment dates on the Convertible Junior Subordinated Debentures will match the distribution rate and distribution and other payment dates for the TIDES; (iii) the Declaration provides that the Company, as originator, shall pay for all, and the Issuer shall not be obligated to pay, directly or indirectly, for any, costs and expenses of the Issuer; and (iv) the Declaration further provides that the holders of Common Securities and the Issuer Trustees shall not cause or permit the Issuer to, among other things, engage in any activity that is not consistent with the purposes of the Issuer.

         If an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Junior Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of TIDES may institute a direct action against the Company for payment on or after the respective due date for payment (or redemption date).

         Payments of distributions and other payments due on the TIDES out of moneys held by the Issuer are guaranteed by the Company to the extent set forth under "Description of the Guarantee." If the Company fails to make payments under the Guarantee, a holder of any of the TIDES may institute a direct action against the Company to enforce its rights under the Guarantee.

                    DESCRIPTION OF CALENERGY CAPITAL STOCK

         The authorized capital stock of the Company consists of 80,000,000 shares of Common Stock, par value $0.0675 per share, and 2,000,000 shares of Preferred Stock, no par value.

Common Stock

         As of March 31, 1996, there were 51,994,438 shares of Common Stock outstanding (not including 15,689,379 shares issuable pursuant to outstanding stock options and upon conversion of all outstanding 5% convertible debentures and 9.5% exchangeable subordinated debentures). The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock vote together as a single class on all matters. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Subject to certain exceptions, Kiewit Energy has the right to purchase its pro rata share of any securities convertible to Common Stock or other equity securities offered or sold by the Company at a price less than the greater of the current market price of the Common Stock or the exercise price of certain options granted to Kiewit Energy. No other holders of Common Stock have preemptive rights and holders of Common Stock have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the Common Stock to be issued upon conversion of the TIDES will be, fully paid and nonassessable.

         On December 1, 1988, the Company distributed a dividend of one Preferred Share Purchase Right (a "Right") for each outstanding share of Common Stock. The Rights are not exercisable until ten days after a person or group acquires, or has the right to acquire, beneficial ownership of 20% or more of the Company's Common Stock or announces a tender or exchange offer for 30% or more of the Company's Common Stock. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, no par value (the "Series A Preferred Stock"), for $52. The Rights may be redeemed by the Board of Directors up to ten days after an event triggering the distribution of certificates for the Rights. The Rights Plan pursuant to which such Rights were issued was amended in February 1991 so that Kiewit Energy's purchase of Common Stock would not trigger the exercise of the Rights. The Rights will expire, unless previously redeemed or exercised, on November 30, 1998. The Rights are automatically attached to, and trade with, each share of Common Stock.

Preferred Stock

         The Board of Directors has the authority to issue 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further action by the stockholders. The issuance of additional shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of additional shares of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no present plans to issue any additional shares of Preferred Stock. As of March 26, 1996, 678,215 shares of Series A Preferred Stock were subject to issuance if the Rights were exercised in full.

Stock Options

         The Company has issued various stock options. As of March 31, 1996, a total of 8,717,000 shares of Common Stock are reserved for stock options, of which 7,716,000 have been granted and remain outstanding at exercise prices ranging from $3.00 to $19.00 per share. The Company has stock option plans under which shares were reserved for grant as incentive or non-qualified stock options, as determined by the Board of Directors. The plans allow options to be granted at 85% of their fair market value at the date of grant. Generally, options are issued at 100% of fair market value at the date of grant. Options granted under the 1996 Plan generally become exercisable over a period of three to five years and expire if not exercised within ten years from the date of grant, or in some instances, a lesser term.

Transfer Agent and Registrar

         The Chemical Trust Company of California of San Francisco, California, has been appointed as the transfer agent and registrar for the Company's Common Stock and registration of transfer and exchange of shares of Common Stock may be made at the office maintained for that purpose in San Francisco, California.

Kiewit Registration Rights Agreements

         Under the terms of the Registration Rights Agreement, dated as of February 18, 1991, between the Company and Kiewit Energy, and the Registration Rights Agreement, dated as of June 19, 1991, between the Company and Kiewit Energy, each as amended (collectively, the "Kiewit Registration Rights Agreements"), subject to certain conditions, Kiewit Energy or its affiliates may request that the Company register under the Securities Act all or any portion of certain securities of the Company owned by Kiewit Energy, including
(i) 12,322,312 shares of Common Stock held by Kiewit Energy and any shares of Common Stock subsequently held by Kiewit Energy (the "Kiewit Shares"), (ii) options held by Kiewit Energy to purchase 4,289,163 shares of Common Stock (the "Kiewit Options"), (iii) 4,289,163 shares of Common Stock issuable upon exercise of the Kiewit Options, and (iv) 3,529,252 shares of Common Stock issuable upon conversion of the 9.5% Exchangeable Subordinated Debentures (which were issued upon the exchange of the Series C Preferred Stock) (such shares are referred to as the "Kiewit Conversion Shares"), in each case, subject to adjustment as provided in the Kiewit Registration Rights Agreements. (The Kiewit Shares, the Kiewit Options, the Kiewit Option Shares and the Kiewit Conversion Shares are collectively referred to as the "Kiewit Securities"). Subject to certain conditions, the Company is required to use its diligent efforts to effect such registration. The Company is required to effect no more than three such registrations (unless Kiewit Energy agrees to pay all expenses in connection therewith) with respect to the Kiewit Shares, 4,500,000 Kiewit Option Shares and the related Kiewit Options, and two such registrations (unless Kiewit Energy agrees to pay all expenses in connection therewith) with respect to the Kiewit Conversion Shares, 1,000,000 Kiewit Option Shares and the related Kiewit Options. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other stockholders, the Company is required under the Kiewit Registration Rights Agreements, subject to certain conditions and at Kiewit Energy's (or its affiliate's) option, to include the Kiewit Securities specified by Kiewit Energy or its affiliates in the registration statement. If the underwriters selected for underwriting determine that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the allocation priority set forth in the Kiewit Registration Rights Agreements) limit the number of Kiewit Securities included in the registration statement and underwriting. Generally, the Company is required to bear the expenses of all such registrations.

                            UNITED STATES TAXATION

General

         The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership, disposition and conversion of TIDES. Unless otherwise stated, this summary deals only with TIDES held as capital assets by holders and does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the TIDES as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of TIDES. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the TIDES. This summary is


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



based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

Treatment by the Company

         The Company intends to treat the Convertible Junior Subordinated Debentures as debt for United States federal income tax purposes and each holder of TIDES as the owner of an undivided interest in the Convertible Junior Subordinated Debentures. The Company and the Trust will therefore report any payments on the Convertible Junior Subordinated Debentures to the Internal Revenue Service in a manner consistent with such characterization.

Classification of the Trust

         In connection with the issuance of the TIDES, Willkie Farr & Gallagher, special counsel to the Company and the Trust, rendered its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Convertible Junior Subordinated Debenture Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of TIDES generally will be considered the owner of an undivided interest in the Convertible Junior Subordinated Debentures, and each holder will be required to include in its gross income any OID accrued with respect to its allocable share of those Convertible Junior Subordinated Debentures.

Potential Extension of Interest Payment Period and Original Issue Discount

         Because the Company has the option, under the terms of the Convertible Junior Subordinated Debentures, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Convertible Junior Subordinated Debentures will be treated as "original issue discount." Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Convertible Junior Subordinated Debentures will be accounted for as OID. Actual payments and distributions of stated interest will not, however, be separately reported as taxable income. The amount of OID that accrues in any quarter will approximately equal the amount of the interest that accrues on the Convertible Junior Subordinated Debentures in that quarter at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest payment period.

         Holders purchasing TIDES at an "acquisition premium" for United States federal income tax purposes (i.e., for an amount greater than its adjusted issue price as of the purchase date but less than or equal to the sum of all amounts payable on the TIDES) will be required to include a reduced amount of OID in income. The reduction in includable OID is determined by multiplying the amount of OID otherwise includable by a fraction, the numerator of which is the excess, if any, of the price paid by the holder over the adjusted issue price of the TIDES and the denominator of which is the excess of the sum of all amounts payable on the TIDES after the purchase date over the adjusted issue price of the TIDES. For this purpose, the adjusted issue price of TIDES generally is equal to its issue price, increased by the amount of OID that has accrued on the TIDES. In lieu of applying this acquisition premium fraction, a holder may elect to include OID in income on a constant yield method, determined as if the holder had purchased the TIDES at original issuance.

         Because income on the TIDES will constitute OID, corporate holders of TIDES will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the TIDES.


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Market Discount

         Generally, market discount will exist to the extent the purchase price paid by a holder for TIDES is less than the revised issue price of the TIDES at the time of purchase, subject to a statutory de minimis exception. The revised issue price of TIDES generally equals its issue price, increased by the amount of OID that has accrued for periods prior to a holder's acquisition.

         A holder of TIDES who acquires the TIDES with market discount will be required to treat any payment on, or any gain realized on the sale, exchange, retirement or other disposition of, the TIDES as ordinary income to the extent of the market discount that accrued (but was not previously included in income) during the period such holder held the TIDES. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the TIDES, unless the holder elects to accrue market discount on the basis of semiannual compounding.

         Alternatively, a holder may elect to include market discount in income currently as it accrues (either on a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon disposition of the TIDES would not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by a holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

         A holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry TIDES with market discount until the maturity of the TIDES or certain earlier dispositions.

Receipt of Convertible Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer

         Under certain circumstances, as described under the caption "Description of the TIDES--Tax Event or Investment Company Event Redemption or Distribution," Convertible Junior Subordinated Debentures may be distributed to holders in exchange for the TIDES and in liquidation of the Trust. Under current law, such a distribution to holders, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Convertible Junior Subordinated Debentures equal to such holder's aggregate tax basis in its TIDES. A holder's holding period in the Convertible Junior Subordinated Debentures so received in liquidation of the Trust would include the period during which the TIDES were held by such holder. If, however, the related Special Event is a Tax Event which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the TIDES.

         Under certain circumstances described herein (see "Description of the TIDES"), the Convertible Junior Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their TIDES. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed TIDES, and a holder would recognize gain or loss as if it sold such redeemed TIDES for cash. See "--Disposition of TIDES."

Disposition of TIDES

         A holder that sells TIDES will recognize gain or loss equal to the difference between the amount realized on the sale of the TIDES and the holder's adjusted tax basis in such TIDES. A holder's adjusted tax basis in the TIDES generally will be its initial purchase price increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the TIDES to the date of disposition. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the TIDES have been held for more than one year at the time of sale.

         The TIDES may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Convertible Junior Subordinated Debentures. A holder who disposes of or converts his TIDES between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Convertible Junior Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Convertible Junior Subordinated Debentures deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States Federal income tax purposes.

Conversion of TIDES into Common Stock

         A holder of TIDES will not recognize gain or loss upon the exchange, through the Conversion Agent, of TIDES for a proportionate share of the Convertible Junior Subordinated Debentures held by the Issuer.

         A holder of TIDES will not recognize income, gain or loss upon the conversion, through the Conversion Agent, of Convertible Junior Subordinated Debentures into the Common Stock. A holder of TIDES will, however, recognize gain upon the receipt of cash in lieu of a fractional share of the Common Stock equal to the amount of cash received less such holder's tax basis in such fractional share. A holder of TIDES' tax basis in the Common Stock received upon exchange and conversion should generally be equal to such holder's tax basis in the TIDES delivered to the Conversion Agent for exchange less the basis allocated to any fractional share for which cash is received and a holder of TIDES' holding period in the Common Stock received upon exchange and conversion should generally begin on the date such holder acquired the TIDES delivered to the Conversion Agent for exchange.

Adjustment of Conversion Price

        Treasury Regulations promulgated under Section 305 of the Code would treat holders of TIDES as having received a constructive distribution from the Company in the event the conversion ratio of the Convertible Junior Subordinated Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Convertible Junior Subordinated Debentures are convertible or exchangeable) of the holders of the TIDES in the assets or earnings and profits of the Company were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in a deemed distribution. The fair market value of such distribution will be taxable as dividend income to holders to the extent of the current or accumulated earnings and profits of the Company. Holders of the TIDES would be required to include their allocable share of such deemed dividend income in gross income but will not receive any cash related thereto.

Proposed Tax Legislation

         On March 19, 1996, as part of President Clinton's Fiscal 1997 Budget Proposal, the Treasury Department proposed legislation (the "Proposed Legislation") which, among other things, would treat as equity for United States federal income tax purposes instruments with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." Based on the Joint Statement, it is expected that if the Proposed Legislation were enacted, such legislation would not apply to the Convertible Junior Subordinated Debentures. Furthermore, even if the Proposed Legislation were enacted in its current form with effective date provisions making it applicable to the Convertible Junior Subordinated Debentures, it would not cause the TIDES to be treated as equity for United States federal income tax purposes since the maximum term of the TIDES will not exceed 20 years. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into any enacted legislation or that other legislation enacted after the date hereof will not otherwise adversely affect the tax treatment of the TIDES. If legislation is enacted that adversely affects the tax treatment of the TIDES, such legislation could result in the distribution of the TIDES to holders of the TIDES or, in certain limited circumstances, the redemption of such securities by the Company and the distribution of the resulting cash in redemption of the TIDES. See "Description of the TIDES--Tax Event or Investment Company Event Redemption or Distribution."

United States Alien Holders

         For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a nonresident fiduciary of a foreign estate or trust.

         Under present United States federal income tax law, (i) payments by the Trust or any of its paying agents to any holder of TIDES who or which is a United States Alien Holder will not be subject to withholding of United States Federal income tax; provided that, (a) the beneficial owner of the TIDES does not actually or constructively (including by virtue of its interest in the underlying Convertible Junior Subordinated Debentures) own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the TIDES is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the TIDES certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the TIDES in such capacity, that certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and
(ii) a United States Alien Holder of TIDES will not be subject to withholding of United States Federal income tax on any gain realized upon the sale or other disposition of the TIDES.

         If a United States Alien Holder is treated as receiving a deemed dividend as a result of an adjustment of the conversion price of the TIDES, as described above under "Adjustment of Conversion Price," such deemed dividend will be subject to United States federal withholding tax at a 30% (or lower treaty) rate.

Information Reporting and Backup Withholding

         Subject to the qualifications discussed below, income on the TIDES will be reported to holders on Forms 1099, which forms should be mailed to holders of TIDES by January 31 following each calendar year.

         The Trust will be obligated to report annually to Cede & Co., as holder of record of the TIDES, the OID related to the TIDES that accrued during the year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record holders until April 15 following each calendar year. The Placing Agents have indicated to the Trust that, to the extent that they hold TIDES as nominees for beneficial holders, they currently expect to report to such beneficial holders on Forms 1099 by January 31 following each calendar year. Under current law, holders of TIDES who hold as nominees for beneficial holders will not have any obligation to report information regarding the beneficial holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial holders who are not also record holders. Thus, beneficial holders of TIDES who hold their TIDES through the Initial Purchasers will receive Forms 1099 reflecting the income on their TIDES from such nominee holders rather than the Trust.

         Payments made on, and proceeds from the sale of, the TIDES may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Internal Revenue Service.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TIDES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.


                             ERISA CONSIDERATIONS

         Generally, employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), or Section 4975 of the Code ("Plans"), may purchase TIDES, subject to the investing fiduciary's determination that the investment in TIDES satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

         In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain Plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons). The acquisition and ownership of TIDES by a Plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(i) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such TIDES are acquired pursuant to and in accordance with an applicable exemption.

         As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire TIDES. Any other Plans or other entities whose assets include Plan assets subject to ERISA proposing to acquire TIDES should consult with their own ERISA counsel.

                                SELLING HOLDERS

         The TIDES were originally issued by the Trust and sold by CS First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchasers"), in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), and to a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act). The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the TIDES, any Convertible Junior Subordinated Debentures and Common Stock issued upon conversion of the TIDES. The term Selling Holders includes the holder listed below and the beneficial owners of the TIDES and their transferees, pledgees, donees or other successors.

         The following table sets forth information with respect to the record holder of the TIDES as of July 15, 1996.


                                                                Number of
                    Selling Holder                                TIDES
- ----------------------------------------------------------    -------------
Cede & Co.                                                       2,078,600

         None of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates, except as noted above. Because the Selling Holders may, pursuant to this Prospectus, offer all or some portion of the TIDES, the Convertible Junior Subordinated Debentures or the Common Stock issuable upon conversion of the TIDES, no estimate can be given as to the amount of the TIDES, the Convertible Junior Subordinated Debentures or the Common Stock issuable upon conversion of the TIDES that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their TIDES since the date on which they provided the information regarding their TIDES pursuant to transactions exempt from the registration requirements of the Securities Act.

                             PLAN OF DISTRIBUTION

         The Offered Securities may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Offered Securities to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

         The Offered Securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Offered Securities may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Offered Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Offered Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Offered Securities being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

         Pursuant to the Registration Rights Agreement, the Company is required to use its reasonable best efforts to keep the Registration Statement continuously effective for a period of three years from its effective date or such shorter period that will terminate upon the earlier of the date on which the Offered Securities shall have been sold pursuant to the Registration Statement or the date on which the Offered Securities are permitted to be freely sold or distributed to the public pursuant to any exemption from the registration requirements of the Securities Act (excluding in reliance on Rule 144A under the Securities Act). Notwithstanding the foregoing obligations, the Company may, under certain circumstances, postpone or suspend the filing or the effectiveness of the Registration Statement (or any amendments or supplements thereto) or the sale of Offered Securities thereto.

         To comply with the securities laws of certain jurisdictions, if applicable, the Offered Securities will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Offered Securities may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

         The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Offered Securities by the Selling Holders. The foregoing may affect the marketability of such securities.

         Pursuant to the Registration Rights Agreement, all expenses of the registration of the Offered Securities will be paid by the Company, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company and the Trust, jointly and severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company and the Trust will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                 LEGAL MATTERS

        The validity of the TIDES, the Convertible Junior Subordinated Debentures, the Guarantee and any Common Stock issuable upon conversion of such Convertible Junior Subordinated Debentures will be passed upon for the Company and the Issuer by Steven A. McArthur, Senior Vice President and General Counsel of the Company, and by Willkie Farr & Gallagher, and certain matters will be passed upon on behalf of the Initial Purchasers by Skadden, Arps, Slate, Meagher & Flom. As of March 31, 1996, Mr. McArthur beneficially owned 155,498 shares of Common Stock.

                                    EXPERTS

        The financial statements and the related financial statement schedules of the Company and its subsidiaries incorporated in this Registration Statement by reference to the Company's 1995 Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company's adoption effective January 1, 1993, of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes") which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        With respect to the Company's unaudited interim financial information for the three month periods ended March 31, 1996 and 1995, incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's report on Form 10-Q for the quarter ended March 31, 1996 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because the report is not a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

        The balance sheets of BN Geothermal Inc., Conejo Energy Company, San Felipe Energy Company and Niguel Energy Company as of December 31, 1995 and December 31, 1994 and the related statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference into this Registration Statement on Form S-3, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports, and have been referred to herein in reliance upon the authority of said firm as experts in giving said reports.

- -----------------------------------------------------------------------------

No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Issuer or any of their agents. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company or the Issuer since such date.

                          ---------------------------

                               TABLE OF CONTENTS
                                                           Page
                                                           ----
Available Information........................................5
Incorporation Of Certain Documents By Reference..............5
Risk Factors.................................................7
CalEnergy Capital Trust.....................................13
The Company.................................................14
Recent Developments.........................................15
Ratio Of Earnings To Fixed Charges..........................15
Capitalization..............................................16
Accounting Treatment........................................17
Use Of Proceeds.............................................17
Description Of The Tides....................................17
Description Of The Guarantee................................30
Description Of The Convertible Junior Subordinated
    Debentures..............................................33
Effect Of Obligations Under The Convertible Junior
    Subordinated Debentures And The Guarantee...............39
Effect Of Obligations Under The Convertible Junior
    Subordinated Debentures And The Guarantee...............39
Description Of CalEnergy Capital Stock......................40
United States Taxation......................................41
ERISA Considerations........................................46
Selling Holders.............................................46
Plan Of Distribution........................................47
Legal Matters...............................................48
Experts.....................................................48

- -----------------------------------------------------------------------------



- -----------------------------------------------------------------------------

                                   CalEnergy
                                 Capital Trust

                                   (Graphic)

                               2,078,600 TIDESSM


                           guaranteed to the extent
                             set forth herein by,
                             and convertible into
                               Common Stock of,



                            CalEnergy Company, Inc.




                               ----------------
                                  PROSPECTUS
                               ----------------



- -----------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following are the estimated expenses in connection with the distribution of the securities being registered hereunder, other than underwriting discounts and commissions.

                                                                       Amount
SEC registration fee.............................................      $37,675
Printing, shipping and engraving expenses........................      130,000
Legal fees and expenses..........................................      200,000
Accounting fees and expenses.....................................      100,000
Transfer Agent, Registrar and trustee fees and expenses..........       15,000
Miscellaneous expenses...........................................       17,325
     Total.......................................................     $500,000

Item 15. Indemnification of Officers and Directors.

The Company

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liabilities for certain of their acts. Article EIGHTH of the Company's Restated Certificate of Incorporation and Article V of the Company's By-Laws provides for indemnification of directors and officers of the Company to the extent permitted by the DGCL. Article V of the Company's By-Laws further provides that the Registrant may enter into contracts providing indemnification to the full extent authorized or permitted by the DGCL and that the Company may create a trust fund, grant a security interest and/or use other means to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

         Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article EIGHTH of the Company's Restated Certificate of Incorporation eliminates the personal liability of directors to the full extent permitted by the DGCL.

         The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article EIGHTH of the Company's Restated Certificate of Incorporation and Article V of the Company's By-Laws.

         Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

The Trust

        The Declaration of Trust (the "Declaration") provides that no Trustee, affiliate of any Regular Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agent of the Trust, or any employee or agent of the trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Trust or any employee or agent of the trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence (or, in the case of the Trustee, negligence) or willful misconduct with respect to such act or omissions. The Declaration also provides that to the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence (or, in the case of the Trustee, negligence) or willful misconduct with respect to such acts or omissions. The Declaration further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by or an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by the Declaration. The directors and officers of the Company and the Regular Trustees are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities and against which they cannot be indemnified by the Company or the Trust. The Selling Holders will be indemnified by the Company and the Trust, jointly and severally, against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company and the Trust will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

Item 16. Exhibits and Financial Statement Schedules.

         A.  Exhibits

         The following exhibits are filed as part of this Registration
Statement:

     Exhibit No.                            Description
- -------------------    ------------------------------------------------------
         4.1           Certificate of Trust of CalEnergy Capital Trust

         4.2           Amended and Restated Declaration of Trust of CalEnergy
                         Capital Trust, dated as of April 4, 1996, among CalEnergy Company, Inc., as Sponsor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee and Steven A. McArthur, John G. Sylvia and Gregory Abel, as Trustees

         4.3           Indenture for the 6 1/4% Convertible Junior
                         Subordinated Debentures, dated as of April 1, 1996, among CalEnergy Company, Inc., as Issuer, and The Bank of New York, as Trustee

         4.4           Form of 6 1/4% Convertible Preferred Securities Term
                         Income Deferrable Equity Securities (TIDES)SM (included in Exhibit 4.2 above)

         4.5           Form of 6 1/4% Convertible Junior Subordinated
                         Debentures (included in Exhibit 4.3 above)*

         4.6           CalEnergy Company, Inc. Preferred Securities Guarantee,
                         dated as of April 10, 1996, between CalEnergy Company, Inc., as Guarantor, and The Bank of New York, as Preferred Guarantee Trustee

         4.7           CalEnergy Company, Inc. Common Securities Guarantee,
                         dated as of April 10, 1996, by CalEnergy Company, Inc., as Guarantor

         5.1*          Opinion of Willkie Farr & Gallagher as to the
                           legality of the TIDES, Convertible Junior
                           Subordinated Debentures and Preferred Securities Guarantee being registered hereby

         5.2*          Opinion of Steven A. McArthur, General Counsel of
                         CalEnergy Company, Inc., as to the legality of the Common Stock of CalEnergy Company, Inc., being registered hereby

         8.1*          Opinion of Willkie Farr & Gallagher as to certain tax
                         matters

        10.1           Registration Rights Agreement, dated April 10, 1996,
                         by and among CalEnergy Capital Trust, CalEnergy Company, Inc., CS First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated

        12.1           Statement on Ratio of Earnings to Fixed Charges of
                         CalEnergy Company, Inc.

        15.1           Awareness letter of Deloitte & Touch LLP

        23.1           Consent of Deloitte & Touche LLP, independent public
                         accountants

        23.2           Consent of Arthur Andersen LLP, independent public
                         accountants

        23.3*          Consent of Willkie Farr & Gallagher is contained in
                         the opinions of counsel filed as Exhibits 5.1 and 8.1

        23.4*          Consent of Steven A. McArthur, General Counsel of
                         CalEnergy Company, Inc., is contained in the opinion filed as Exhibit 5.2

        24.1           Power of Attorney

        25.1           Form T-1 Statement of Eligibility under the Trust
                         Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the 6 1/4Convertible Junior Subordinated Debentures Indenture

        25.2           Form T-1 Statement of Eligibility under the Trust
                         Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Declaration of Trust

        25.3           Form T-1 Statement of Eligibility under the Trust
                         Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee Trustee under the Preferred Securities Guarantee

- ------------------------------
*     To be filed by amendment

B.  Financial Statements and Schedules

        All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements and schedule of CalEnergy Company, Inc. included in its Form 10-K.

Item 17. Undertakings.

        (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission ("SEC") by such registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

         (e) The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

         (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, CalEnergy Company, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on July 17, 1996.

                                       CALENERGY COMPANY, INC.

                                       By:  /s/ David L. Sokol
                                          ---------------------------
                                            Chairman of the Board and
                                            Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature               Title                                      Date
- -----------------------------------------------------------------------------

/s/ David L. Sokol      Chairman of the Board,                July 17, 1996
- -------------------     Chief Executive Officer, and
David L. Sokol          Director

/s/ John G. Sylvia      Senior Vice President,                July 17, 1996
- -------------------     Chief Financial Officer and
John G. Sylvia          Treasurer

/s/ Gregory E. Abel     Senior Vice President, Controller     July 17, 1996
- -------------------     and Chief Accounting Officer
Gregory E. Abel

         *              Director                              July 17, 1996
- -------------------
Edgar D. Aronson

         *              Director                              July 17, 1996
- -------------------
Judith E. Ayres

         *              Director                              July 17, 1996
- -------------------
James Q. Crowe

         *              Director                              July 17, 1996
- -------------------
Richard K. Davidson


*  By /s/ Steven A. McArthur
     -------------------------
         Attorney-In-Fact

             *                    Director                   July 17, 1996
- -----------------------------
Richard R. Jaros

             *                    Director                   July 17, 1996
- -----------------------------
Ben Holt

             *                    Director                   July 17, 1996
- -----------------------------
John R. Shiner

             *                    Director                   July 17, 1996
- -----------------------------
Bernard W. Reznicek

             *                    Director                   July 17, 1996
- -----------------------------
Walter Scott, Jr.

             *                    Director                   July 17, 1996
- -----------------------------
David E. Wit



*  By /s/ Steven A. McArthur
     -----------------------
         Attorney-In-Fact

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, CalEnergy Capital Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on July 17, 1996.


                                       CALENERGY CAPITAL TRUST

                                       By: /s/ Steven A. McArthur
                                          ---------------------------
                                             Trustee

                                       By: /s/ John G. Sylvia
                                          ---------------------------
                                             Trustee

                                       By: /s/ Gregory E. Abel
                                          ---------------------------
                                             Trustee

                                 EXHIBIT INDEX

 Exhibit
 Number                       Exhibit Description                        Page
 -------                      -------------------                        ----
   4.1           Certificate of Trust of CalEnergy Capital Trust

   4.2 Amended and Restated Declaration of Trust of CalEnergy Capital Trust, dated as of April 4, 1996, among CalEnergy Company, Inc., as Sponsor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee and Steven A. McArthur, John G. Sylvia and Gregory Abel, as Trustees

   4.3           Indenture for the 6 1/4% Convertible Junior
                 Subordinated Debentures, dated as of April 1, 1996, among CalEnergy Company, Inc., as Issuer, and The Bank of New York, as Trustee

   4.4           Form of 6 1/4% Convertible Preferred Securities
                 Term Income Deferrable Equity Securities (TIDES) SM (included in Exhibit 4.2 above)

   4.5           Form of 6 1/4% Convertible Junior Subordinated
                 Debentures (included in Exhibit 4.3 above)

   4.6           CalEnergy Company, Inc. Preferred Securities
                 Guarantee, dated as of April 10, 1996, between CalEnergy Company, Inc., as Guarantor, and The Bank of New York, as Preferred Guarantee Trustee

   4.7           CalEnergy Company, Inc. Common Securities
                 Guarantee, dated as of April 10, 1996, by CalEnergy Company, Inc., as Guarantor

   5.2* Opinion of Steven A. McArthur, General Counsel of CalEnergy Company, Inc., as to the legality of the Common Stock of CalEnergy Company, Inc., being registered hereby

   8.1* Opinion of Willkie Farr & Gallagher as to certain tax matters

  10.1 Registration Rights Agreement, dated April 10, 1996, by and among CalEnergy Capital Trust, CalEnergy Company, Inc., CS First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the Initial Purchasers

  12.1           Statement on Ratio of Earnings to Fixed Charges of
                 CalEnergy Company, Inc.

  15.1           Awareness letter of Deloitte & Touche LLP

  23.1 Consent of Deloitte & Touche LLP, independent public accountants

  23.2 Consent of Arthur Andersen LLP, independent public accountants

  23.3* Consent of Willkie Farr & Gallagher is contained in the opinions of counsel filed as Exhibits 5.1 and 8.1






  23.4* Consent of Steven A. McArthur, General Counsel of CalEnergy Company, Inc., is contained in the opinion filed as Exhibit 5.2

  24.1           Power of Attorney

  25.1           Form T-1 Statement of Eligibility under the Trus
                 Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the 6 1/4% Convertible Junior Subordinated Debentures Indenture

  25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Amended and Restated Declaration of Trust

  25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee Trustee under the Preferred Securities Guarantee

- ------------------
*     To be filed by amendment